UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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KNIGHT TRANSPORTATION, INC.
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KNIGHT TRANSPORTATION, INC.
20002 North 19th Avenue
Phoenix, Arizona 85027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2015

To our Shareholders:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders (the "Annual Meeting") of KNIGHT TRANSPORTATION, INC. (the "Company") to be held at 8:30 a.m., Pacific Daylight Time, on Thursday, May 14, 2015, at our corporate headquarters located at 20002 North 19th Avenue, Phoenix, Arizona 85027, and at any adjournment thereof.  The purposes of the Annual Meeting are to:

1.	Elect three Class II directors, each director to serve a term of three years;

2.	Elect one Class III director to serve the remainder of his term as a Class III director;

3.	Conduct an advisory vote to approve executive compensation;

4.	Approve the Knight Transportation, Inc. 2015 Omnibus Incentive Plan;

5.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2015; and

6.	Transact such other business as may properly come before the Annual Meeting.

The foregoing matters are more fully described in the accompanying Proxy Statement relating to the Annual Meeting.

The Board of Directors has fixed the close of business on March 24, 2015, as the record date for determining those shareholders who are entitled to receive notice of and vote at the Annual Meeting or any adjournment(s) thereof.  Shares of our common stock, par value $0.01 per share, can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy.  YOUR VOTE IS IMPORTANT.  To ensure your representation at the Annual Meeting and the presence of a quorum, you are requested to promptly date, sign, and return the accompanying proxy in the enclosed envelope.  You may also vote on the Internet by completing the electronic voting instruction form found at www.proxyvote.com or by telephone by using a touch-tone telephone and calling toll free (800) 690-6903.  The prompt return of your proxy may save us additional expenses of solicitation.

By Order of the Board of Directors,

/s/Adam Miller
Adam Miller, Secretary

Phoenix, Arizona
April 2, 2015

KNIGHT TRANSPORTATION, INC.
20002 North 19th Avenue
Phoenix, Arizona 85027

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2015

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies from the shareholders of Knight Transportation, Inc. to be voted at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 8:30 a.m., Pacific Daylight Time, on Thursday, May 14, 2015, at our corporate headquarters located at 20002 North 19th Avenue, Phoenix, Arizona 85027, and at any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the “Internet Notice”) was first mailed on or about April 2, 2015, to shareholders of record at the close of business on March 24, 2015 (the “Record Date”).  The Internet Notice will instruct you as to how you may access and review the proxy materials.  The Proxy Statement, the proxy card, and our 2014 Annual Report, which collectively comprise our “proxy materials,” are first being made available to shareholders on April 2, 2015.

The terms “we,” “our,” “us,” “Knight,” or the “Company” refer to Knight Transportation, Inc. and its subsidiaries.  The term “Board” refers to our Board of Directors.

Voting by Proxy

THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS.  When a proxy is executed and returned or submitted on the Internet prior to the Annual Meeting, the proxy will be voted according to the instructions the shareholder made when granting the proxy.  Unless otherwise specified or if no choice is indicated on a proxy, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations of our Board as follows:  (i) FOR each of the Class II director nominees named herein (Proposal No. 1), with an equal number of votes being allocated to each nominee; (ii) FOR the Class III director nominee director named herein (Proposal No. 2); (iii) FOR approval of the advisory resolution on executive compensation (Proposal No. 3); (iv) FOR approval of the Knight Transportation, Inc. 2015 Omnibus Incentive Plan (Proposal No. 4); (v) FOR ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for fiscal year 2015 (Proposal No. 5); and (vi) with respect to any other matters properly brought before the Annual Meeting, in accordance with the recommendations of the Board, or, if no recommendations are given, in accordance with the judgment of the proxy holders.  None of the proposals discussed in this Proxy Statement that is intended to be acted upon at the Annual Meeting is related to or conditioned upon the approval of any other matters.  At this time, we do not know of any other business to be considered at the Annual Meeting.

Your executed proxy appoints each person designated in the proxy to vote the proxies as your duly authorized attorney-in-fact and gives such person the power to represent and vote at the Annual Meeting all shares of our outstanding Common Stock (defined below) that you are entitled to vote as a shareholder.  Such person will vote your shares as instructed by you on your proxy.  If you do not provide voting instructions on Proposals 1, 2, 3, 4, or 5, or for any other matters properly presented at the Annual Meeting, your proxy also gives such person the discretionary authority to vote your shares represented thereby as recommended above by the Board and in accordance with such person’s best judgment.

Voting Rights

Only holders of record of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy.  Except in the election of directors, shareholders are entitled to one vote for each share held of record on each matter of business to be considered at the Annual Meeting.  In the election of directors where more than one director in a class is nominated, shareholders have cumulative voting rights under Arizona law, which is further discussed under

Required Vote; Cumulative Voting for Directors.  As of the Record Date, there were issued and outstanding 82,251,832 shares of our Common Stock, entitled to cast an aggregate 82,251,832 votes on all matters subject to a vote at the Annual Meeting, other than in the election of the Class II directors, where the shares are entitled to an aggregate 246,755,496 votes.  Votes cast at the Annual Meeting will be tabulated by the Inspector of Elections and the results of all items voted upon will be announced at the Annual Meeting.  We will also disclose the final voting results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the SEC rules.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if a majority of the issued and outstanding shares of Common Stock as of the Record Date are represented at the Annual Meeting in person or by proxy.  Shares that are entitled to vote but that are not voted at the direction of the holder (called “abstentions”) and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called “broker non-votes”) will be counted for the purpose of determining whether a quorum is present.

Required Vote; Cumulative Voting for Directors

Election of Directors.  Directors are elected by an affirmative vote of a plurality of the votes cast, which means that the director nominees receiving the highest number of votes for their election will be elected as directors.  Abstentions and broker non-votes are not counted as votes for the election of any director nominee and therefore will not affect the election of directors by a plurality vote.  Under Arizona corporate law, shareholders have cumulative voting rights in electing directors of an Arizona corporation.  Cumulative voting means that each shareholder, when electing more than one director in a class, has the right to cast as many votes in the aggregate as such shareholder has voting shares multiplied by the number of directors to be elected.  For example, this year, three Class II directors will be elected.  If a shareholder has 100 shares of Common Stock, the shareholder is entitled to cast a total of 300 votes in the election of the Class II directors.  The shareholder may either cast 300 votes for a single director nominee or distribute those votes among the three Class II director nominees.  The shareholder may also decide not to vote cumulatively for the Class II directors and instead vote their 100 shares for as many directors as are to be elected.

Shareholder votes are not cumulated, however, in the election of one director in a class because the cumulative and non-cumulative voting results would essentially be the same.  For example, this year, one Class III director is also to be elected. If voting cumulatively, a shareholder with 100 shares of Common Stock is entitled to cast a total of 100 votes in the election of the Class III director because the number of voting shares multiplied by the number of directors to be elected equals the same number of voting shares held by the shareholder that would be voted non-cumulatively.

This proxy solicitation on behalf of the Board includes a solicitation for discretionary authority to cumulate votes.  Unless otherwise indicated or if no choice is indicated on a proxy, your shares will be voted cumulatively, and the number of votes represented by your shares will be cast equally for each of the three Class II director nominees.  If you do not wish to cumulate your votes, your proxy must specifically instruct that your shares should not be cumulatively voted in the Class II director election.  Please note that upon instructing that your shares be voted non-cumulatively, your voted shares could potentially be diluted in the Class II director election if other shareholders choose to vote their shares cumulatively.

You may withhold authority to vote for any director nominee in the Class II and/or Class III director elections.  With respect to the Class II director election, you may not cumulate your votes if they are cast “withheld.”  Our bylaws provide that, in an uncontested election, a director nominee who receives a greater number of votes cast “withheld” for his or her election than “for” such election will promptly tender his or her resignation to the Nominating and Corporate Governance Committee (the “Governance Committee”).  The Governance Committee is required to evaluate the resignation, taking into account the best interests of the Company and its shareholders, and recommend to our Board whether to accept or reject the resignation.

Other Matters.  Approval of the other matters not concerning the election of directors that are submitted to shareholders for consideration and action at the Annual Meeting requires the affirmative vote of a majority of the votes cast by shareholders entitled to vote and represented in person or by proxy at the Annual Meeting, which means that the number of votes cast for the respective matter exceed the number of votes cast against the matter.  Abstentions and broker non-votes will be disregarded in determining whether a matter has been approved.  In other words, abstentions and broker non-votes will be counted neither as votes for, nor as votes against, a matter.

Voting Instructions

Your type of stock ownership determines the method by which you may vote your shares.  If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent (Computershare Inc.), you are a “registered holder” and considered the stockholder of record with respect to those shares.  If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a “beneficial owner” of shares held in street name.  Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our Common Stock, you may vote your shares either by (i) telephone by calling a toll-free number, (ii) using the Internet and visiting the designated website, (iii) mailing in your proxy card, or (iv) attending the Annual Meeting and notifying and obtaining a ballot from the Secretary prior to the occurrence of any votes.  For 2015, we have arranged for telephone and Internet-voting procedures to be used.  These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone or the Internet is 11:59 p.m. Eastern Daylight Time on Wednesday, May 13, 2015.  If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution.  A beneficial owner of shares may not vote in person at the Annual Meeting unless you obtain from your broker or institution a legal proxy that gives you the right to vote the shares.

Right to Attend the Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  Shareholders who execute and return proxies may revoke them at any time before they are exercised during the call to vote by either (i) giving written notice of your revocation to our Secretary at our corporate headquarters address, (ii) executing a subsequent proxy and delivering it to our Secretary, or (iii) attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting by itself will not constitute a revocation of proxy.

Costs of Solicitation

We will bear the cost of solicitation of proxies and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock.  Proxies may be solicited by mail, e-mail, or by telephone and may be solicited personally by our directors, officers, or employees, who will not receive any additional compensation for any such services.  We have engaged Georgeson, Inc. to assist us in soliciting proxies.  We anticipate paying Georgeson a fee of $10,000 plus expenses for these services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of our Independent Registered Public Accounting Firm, and other information included in our 2014 Annual Report to Shareholders that was made available on or about April 2, 2015, together with this Notice of Annual Meeting and Proxy Statement, to all shareholders of record as of the Record Date.  A copy of our 2014 Annual Report is available free of charge on the Shareholders section of our corporate website at http://www.knighttrans.com.  Except to the extent it is incorporated by specific reference, our 2014 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting material.

Important Information to Read with This Proxy Statement

This Proxy Statement contains the proposals to be considered by shareholders at the Annual Meeting, as well as important information concerning, among other things: our management and Board; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of management and other large shareholders; the services provided to us by and fees of our independent registered public accounting firm; and instructions for shareholders who want to make proposals at the 2016 Annual Meeting of Shareholders.  Each shareholder should read this information before completing and returning the enclosed proxy card.

PROPOSAL NO. 1 – ELECTION OF CLASS II DIRECTORS

Our Board of Directors presently consists of nine members.  The directors are divided into three classes, with each class serving a three-year term.  See Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Nominating and Corporate Governance Committee – Process for Identifying and Evaluating Director Nominees for a description of the director nominee identification and evaluation process.

The shareholders elect approximately one-third of the Board each year.  Three Class II directors will be elected at the Annual Meeting.  Upon the recommendation of the Governance Committee, the Board has nominated Gary J. Knight, G.D. Madden, and Kathryn L. Munro for election as Class II directors at the Annual Meeting.

Each Class II director nominee will be elected to serve until the 2018 Annual Meeting of Shareholders or until his or her successor shall have been duly elected and qualified or his or her resignation or removal, whichever occurs first.  There are no arrangements or understandings between any of the Class II director nominees and any other person pursuant to which any of such director nominees were selected as a nominee.  Each of the Class II director nominees has consented to serve a three-year term and has indicated his or her intention to serve as a director if elected.

If any of the nominees named above should become unavailable to serve as a director, the Board may designate a substitute nominee.  In that case, the proxy holders will vote for the substitute nominee designated by the Board.  For a description of the director nominee identification and evaluation process, refer to the Process for Identifying and Evaluating Director Nominees section under Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Nominating and Corporate Governance Committee.

Class II Director Nominees

Information concerning the nominees standing for election as Class II directors is as follows:

Gary J. Knight, 63	Director Since 1990

Gary J. Knight has served as a Vice Chairman of our Board of Directors since January 2004.  Mr. Knight served as our President from 1993 to January 2004, and has been one of our officers and a member of our Board since 1990.  From 1975 until 1990, Mr. Knight was employed by Swift Transportation Co., Inc. (“Swift”), where he was an Executive Vice President.  The selection of Mr. Knight as a director was based upon, among other things, his significant leadership experience and knowledge of the Company.  Mr. Knight’s qualifications to serve on our Board also include his extensive knowledge of the transportation industry.

G.D. Madden, 75	Director Since 1997

G.D. Madden has served as a member of our Board of Directors since January 1997.  Since 1996, Mr. Madden has been President of Madden Partners, a consulting firm he founded, which specializes in transportation technology and strategic issues.  Prior to founding Madden Partners, he was President and CEO of Innovative Computing Corporation (“ICC”), then a subsidiary of Westinghouse Electric Corporation.  Mr. Madden founded ICC, a privately held company, which grew to be the largest supplier of fully integrated management information systems to the trucking industry.  Mr. Madden sold ICC to Westinghouse in 1990 and continued to serve as its President and

CEO until 1996.  Mr. Madden is also Chairman of the Board of Clay Crossing Foundation, Inc., an extended chemical dependency treatment center.  The Board concluded that Mr. Madden is qualified to serve as a director based upon his experience in the transportation industry and his skills and expertise with respect to overseeing financial reporting and developing financial administration systems.

Kathryn L. Munro, 66	Director Since 2005

Kathryn L. Munro has served as a member of our Board of Directors since April 2005.  She is a principal of BridgeWest, LLC, a private equity investment company specializing in wireless technology companies.  Ms. Munro was the Chairperson of BridgeWest from February 1999 until July 2003.  Prior to BridgeWest, Ms. Munro spent over 20 years in the banking industry with Bank of America.  From 1996 to 1998, Ms. Munro served as CEO of Bank of America’s Southwest Banking Group and was President of Bank of America Arizona from 1994 to 1996.  Ms. Munro has served on the board of directors of Pinnacle West Capital Corporation, the holding company of Arizona Public Service and Pinnacle West Energy, since 2000.  Ms. Munro also serves on the board of Premera Blue Cross, a privately held health insurance company.  Ms. Munro served on the board of Capitol Bancorp Limited, a Michigan-based multi-bank holding company, from 2002 to 2006, and she served on the board of directors of Flow International Corporation, a manufacturer of industrial tools, from 1996 to September 2011.  From her distinguished career in the commercial banking industry, Ms. Munro brings business acumen and financial knowledge to our Board and provides insightful guidance regarding our business.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE CLASS II DIRECTOR NOMINEES.

PROPOSAL NO. 2 – ELECTION OF CLASS III DIRECTOR

On November 4, 2014, our Board of Directors unanimously voted to elect David A. Jackson to fill a Class III directorship vacancy on the Board of Directors, effective January 1, 2015. Mr. Jackson was also appointed to serve as our Chief Executive Officer.  Because Mr. Jackson initially filled a directorship vacancy, the Board of Directors elected Mr. Jackson to serve until the next election of directors by our shareholders, pursuant to applicable Arizona corporate law and our bylaws, which require Mr. Jackson to stand for election at the Annual Meeting for the unexpired portion of the Class III director term (the remainder of the Class III director term expires at the 2016 Annual Meeting of Shareholders).

Upon the recommendation of the Governance Committee, the Board of Directors has nominated Mr. Jackson for election as a Class III director at the Annual Meeting to serve until the 2016 Annual Meeting of Shareholders or until his successor has been duly elected and qualified or until his resignation or removal, whichever occurs first.  There are no arrangements or understandings between the Class III director nominee and any other person pursuant to which Mr. Jackson was selected as a Class III director nominee.  Mr. Jackson has consented to serve for a one-year term and has indicated his intention to serve as a director if elected.  His individual qualifications, skills and experience are discussed in his biography below.

Class III Director Nominee

Information concerning the nominee standing for election to serve the remainder of his term as a Class III director is as follows:

David A. Jackson, 39	Director Since 2015

David A. Jackson became our Chief Executive Officer and a member of the Board of Directors on January 1, 2015. He has served as our President since February 2011. Mr. Jackson previously served as our Chief Financial Officer from January 2004 until May 2012. He has been with the Company since 2000. Mr. Jackson served as our Treasurer from May 2006 to February 2011 and our Secretary from November 2007 to February 2011.  Prior to his appointment as the CFO, Mr. Jackson served in several positions at Knight between 2000 and 2004.  The selection of Mr. Jackson as a director was based, among other things, upon his extensive transportation, leadership, and finance experience and his deep understanding of the Knight culture and commitment to our financial and operating performance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CLASS III DIRECTOR NOMINEE.

CONTINUING DIRECTORS

Class I Directors

Information regarding our current Class I directors who were elected in 2014 for terms expiring at our 2017 Annual Meeting of Shareholders follows:

Donald A. Bliss, 82	Director Since 1995

Donald A. Bliss has served as a member of our Board of Directors since February 1995.  Until his retirement in December 1994, Mr. Bliss was the Chief Executive Officer (“CEO”) and Vice President of U.S. West Communications, a U.S. West company.  Mr. Bliss also is a director of the Western and Southern Life Insurance Company and the Biltmore Bank of Arizona.  Mr. Bliss served as Chairman of the Western Region Advisory Board of AON Risk Services of Arizona, Inc. from October 2001 to February 2005.  The selection of Mr. Bliss as a director was based, among other things, upon his extensive business experience and financial expertise that he brings to our Board as well as his insight and knowledge of our business gained through years of service on our Board.

Richard C. Kraemer, 71	Director Since 2012

Richard C. Kraemer was appointed to our Board of Directors in May 2012 by unanimous vote of the Board to fill a vacant directorship position, and he was elected by our shareholders at the 2013 Annual Meeting of Shareholders.  Mr. Kraemer currently serves as President of Chartwell Capital, Inc., a private investment company.  From 1975 to March 1996, Mr. Kraemer served as an officer of UDC Homes, becoming a director and President in 1985 and CEO in 1994.  Mr. Kraemer also served on the board of directors of America West Holdings Corporation from 1992 until the merger with US Airways Group, Inc. in 2005.  Mr. Kraemer then served as a director for US Airways Group, Inc. from 2005 until the US Airways Group/American Airlines Group merger in 2013. Mr. Kraemer currently serves on the board of American Airlines Group as the Chairman of the Compensation and Human Resources Committee. The Board believes that Mr. Kraemer is qualified to serve as a director based upon, among other things, his financial acumen, executive insight and corporate governance, human resources and labor relations knowledge.  Mr. Kraemer’s comprehensive board and investor experience with a publicly traded airline transportation company contributes to the collective qualifications, skills, and experience of our Board.

Richard J. Lehmann, 70	Director Since 2006

Richard J. Lehmann has served as a member of our Board of Directors since February 2006.  Mr. Lehmann serves as the founding principal and a director of the Biltmore Bank of Arizona and is the Chairman of the Biltmore Bank of Arizona.  Until December 1999, Mr. Lehmann served as Vice Chairman of Banc One Corporation, when it acquired FCNBC, creating the fifth largest bank in the United States, with responsibility for all consumer banking and credit card operations.  Mr. Lehmann’s previous positions include Chairman and CEO of Valley National Bank.  Prior to that, Mr. Lehmann spent 20 years with Citigroup in various positions, including ten years in the International Division, with more than three years as a Senior Corporate Officer in Europe, the Middle East, and Africa.  Mr. Lehmann is presently a member of the board of directors of both the TGen Foundation and Cole Real Estate Investments.  He also served previously as a director of Banc One Corporation, Valley National Corporation, eFunds Corporation, iCrossing, Inc., and Moore Corporation.  Mr. Lehmann brings to our Board strong leadership, finance, and global experience developed throughout his career in the banking industry.

Class III Directors

Information regarding our current Class III directors who were elected in 2013 for terms expiring at our 2016 Annual Meeting of Shareholders follows:

Kevin P. Knight, 58	Director Since 1990

Kevin P. Knight has served as the Chairman of our Board of Directors since May 1999 and served as our CEO from 1993 through 2014. In addition to his role as Chairman, Mr. Knight currently serves as a full time executive officer.  He has been one of our officers and directors since 1990.  From 1975 to 1984 and again from 1986 to 1990, Mr. Knight was employed by Swift, where he served as Executive Vice President and President of Cooper Motor Lines, Inc., a Swift subsidiary.  Mr. Knight currently serves on the Board of Directors and Executive Committee of the American Trucking Association.  The selection of Mr. Knight as a director was based, among other things, upon his extensive experience in business operations and exemplary executive leadership.  Mr. Knight also has exhibited commendable dedication to our financial and operating performance.

Michael Garnreiter, 63	Director Since 2003

Michael Garnreiter has served as a member of our Board of Directors since September 2003.  Mr. Garnreiter is currently the Vice President of Finance and Treasurer of Shamrock Foods Company, a privately held manufacturer and distributor of foods and food-related products based in Phoenix, Arizona.  From January 2010 until August 2012, Mr. Garnreiter was a managing director of a Scottsdale-based financial consulting organization, Fenix Financial Forensics LLC, which provides financial analysis, forensic accounting, litigation support, and other dispute resolution services to a variety of businesses and organizations.  Mr. Garnreiter is also the Chairman of the board of directors and chair of the audit committee of Taser International, Inc., a manufacturer of non-lethal protection devices; chair of the audit and governance committees for Amtech Systems, Inc., a supplier of horizontal diffusion furnace systems; a member of the board of directors of GlobalTranz, a privately held trucking brokerage and software company; and a member of the board of directors of Banner Health Systems, a nonprofit multistate hospital system based in Phoenix, Arizona.  Mr. Garnreiter also formerly served as the sole director of Syntax Brillian Corporation, a dissolved company that designed, developed, and distributed high definition televisions and as chair of the audit committee and member of the nominations and governance and compensation committees for IA Global, Inc., an Asian business processes outsourcing company.  He was previously the managing member of Rising Sun Restaurant Group LLC from August 2006 until January 2010 and President of New Era Restaurants, LLC from December 2008 until December 2009, both of which are privately held restaurant operating companies.  From 2002 to 2006, Mr. Garnreiter was also formerly the Executive Vice President, Treasurer, and Chief Financial Officer (“CFO”) of Main Street Restaurant Group, Inc. (“Main Street”), a publicly held restaurant operating company.  Prior to joining Main Street, Mr. Garnreiter served as a general partner of Arthur Andersen LLP (“Arthur Andersen”).  Mr. Garnreiter began his career with Arthur Andersen in 1974 after graduating with a Bachelor of Science degree in accounting from California State University at Long Beach.  In 1986, he became the managing partner of Arthur Andersen’s Tucson, Arizona office, and he was a senior audit partner at Arthur Andersen from 1986 to 2002.  Mr. Garnreiter is a Certified Public Accountant in California and Arizona and became a Certified Fraud Examiner in 2010.  As a member of our Board, Mr. Garnreiter offers solid financial and managerial expertise gained from the various executive and supervisory roles he has held throughout his career.  In addition, the experience acquired through Mr. Garnreiter’s positions as a director of several publicly traded and privately held companies benefit the Company, the Board, and our shareholders.

Kevin Knight, our Chairman and former CEO, and Keith Knight, one of our former executive officers, are brothers and are cousins of Gary Knight, our Vice Chairman, and Randy Knight, one of our former directors.  Collectively, these four members of the Knight family own approximately 25% of our outstanding Common Stock.

CORPORATE GOVERNANCE

Applicable Corporate Governance Requirements

Our Common Stock has been listed on the New York Stock Exchange (the “NYSE”) since December 30, 2004, and we are subject to the NYSE listing standards, including those relating to corporate governance.  As a publicly traded company, we are also subject to the rules and regulations of the SEC.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to further its goal of providing effective governance of our business and affairs for the long-term benefit of our shareholders.  A copy of the Corporate Governance Guidelines is available free of charge on the Shareholders section of our website at http://www.knighttrans.com.  The Governance Committee is responsible for periodically reviewing the Corporate Governance Guidelines and recommending changes as appropriate to ensure the effective functioning of our Board and corporate governance.

Code of Ethical Conduct

The Board has adopted a Code of Ethical Conduct that applies to all of our directors, officers, and employees.  In addition, we maintain a Policy Governing Responsibilities of Financial Managers and Senior Officers (the “Financial Responsibilities Policy”) that applies to our executive officers (Executive Vice President or above), CFO, Chief Accounting Officer (“CAO”), Controller, and any other employee who is responsible for the management of our funds or for the operation and maintenance of our financial accounting and reporting system.  The Code of Ethical Conduct and Financial Responsibilities Policy include provisions applicable to our CEO, CFO, CAO, Controller, or persons performing similar functions, which constitute a “code of ethics” within the meaning of Item 406(b) of SEC Regulation S-K.  Copies of the Code of Ethical Conduct and Financial Responsibilities Policy are publicly available free of charge on the Shareholders section of our website at http://www.knighttrans.com.

Pursuant to SEC regulations and NYSE listing standards, we will disclose amendments to or waivers of our Code of Ethical Conduct in a press release, on the Shareholders section of our website at http://www.knighttrans.com, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate.  To date, we have not granted any waivers from our Code of Ethical Conduct to the CEO, CFO, CAO, Controller, or any person performing similar functions.

The Board of Directors and Its Committees

Board of Directors

Meetings of the Board of Directors.  During the year ended December 31, 2014, our Board met on five occasions. Each of the incumbent directors attended and participated in at least 75% or more of the total number of meetings of the Board and meetings held by all Board committees on which he or she served.  We encourage our directors to attend our Annual Meetings of Shareholders, although we do not have a formal policy regarding director attendance at such meetings.  All of our directors attended the 2014 Annual Meeting of Shareholders, other than former director Randy Knight.

Independent Directors.  In accordance with NYSE Rule 303A.02, the Board affirmatively determines the independence of each director after reviewing the findings and recommendations of the Governance Committee.

Our Governance Committee reviewed (i) the SEC rules and regulations and NYSE listing standards for assessing the independence of our directors and director nominees, (ii) the criteria for determining each such individual’s independence specifically for purposes of serving on the Audit Committee and Compensation Committee and as an “audit committee financial expert,” and (iii) each such individual’s professional experience, education, skills, ability to enhance differences of viewpoint and other qualities among our Board membership.  After concluding its review, the Governance Committee submitted its independence recommendations our Board.  Our Board then made its independence determinations based on the Governance Committee’s recommendations.

Upon the recommendation of the Governance Committee, the Board has determined that Donald Bliss, Michael Garnreiter, Richard Kraemer, Richard Lehmann, G.D. Madden, and Kathryn Munro are independent (collectively, the “Independent Directors”).  Except in their capacities as directors or as holders of an immaterial amount of securities of other entities, neither Messrs. Bliss, Garnreiter, Kraemer, Lehmann, or Madden, nor Ms. Munro, either directly or in his or her capacity as a partner, shareholder, officer, or similar position of another organization, has, or in the past three years had, any business or financial relationship with us or any of our subsidiaries.  None of the Independent Directors or any of their immediate family members has or had any of the disqualifying relationships with us or our subsidiaries specified in NYSE Rule 303A.02.

Board Leadership Structure.  Kevin Knight has served as the Chairman of our Board of Directors since May 1999 and served as our CEO from 1993 through 2014. David Jackson began serving as our CEO in 2015.  The Board elects our Chairman of the Board of Directors annually.  Prior to 2015, the Board believed that the combination of the Chairman of the Board of Directors and the CEO positions was the most appropriate and suitable structure for proper and efficient Board functioning and communication, given Kevin Knight’s experience with the Company and the suitability of him serving as a direct link between senior management and the Board.  In these capacities, he provided critical insight to the Board and leadership for our senior management in our day-to-day operations.  In connection with the promotion of David Jackson to the role of CEO, we believed it was appropriate to split the positions of Chairman and CEO between Kevin Knight and David Jackson, respectively, which became effective in January 2015. This new structure allows David Jackson to dedicate his full efforts to the demands and responsibilities of the CEO position, while also allowing the Company to benefit from Kevin Knight’s strategic oversight and considerable experience in his role as Chairman of the Board of Directors. David Jackson reports to the Board as the CEO along with the other executive officers and also participates in the meetings as a director.  As discussed below, our Independent Directors also regularly meet at least annually in “executive sessions,” which are meetings conducted by the Independent Directors without the presence or participation of management.  The Chair of the Governance Committee typically functions as the lead independent director at the executive sessions, and we believe that the Independent Director acting in the capacity of the lead independent director and our CEO effectively serve as liaisons between our Independent Directors and Board, which contributes to the efficiency and functionality of the full Board of Directors.

Board Oversight of Risk Management.  Our Board has overall responsibility for risk oversight, which involves evaluating material risks concerning the Company, as well as management’s decisions and efforts to identify, manage and monitor such risks.  This oversight also includes understanding and determining what constitutes an appropriate level and tolerance of risk for the Company.  The Board has assigned the assessment of enterprise risk to the Governance Committee, financial risk to the Audit Committee, and compensation-related risk to the Compensation Committee.  In its risk oversight role, our Board confers with management about risk administration.  Typically, management identifies, measures, and analyzes risks inherent to our business, operations, and industry.  Management then reports to the appropriate Board committee, which then evaluates management’s risk assessment and reports to the Board.  The Board’s role in risk oversight has not affected the leadership structure of our Board of Directors.

Executive Sessions. In 2014, our Independent Directors held one regular meeting in an “executive session” at which only the Independent Directors were present.  The Chair of the Governance Committee acted as the lead independent director and presiding director for the executive session.  Mr. Bliss currently serves as the Chair of the Governance Committee and acts in the capacity of lead independent director.  Our Independent Directors will continue to meet regularly and at least once annually.

Interested Party and Shareholder Communication with Directors.  Our Board provides a process for shareholders and other interested parties to send written communications to the entire Board, the non-management or Independent Directors, or individual directors.  This process is described on the Shareholders section of our website at http://www.knighttrans.com.  If you wish to communicate with our full Board of Directors, non-management directors, Independent Directors, or an individual director, your communication should be addressed to the attention of the Board or the appropriate group of directors, or individual director and mailed to our corporate headquarters address below.  Written communications received in this manner will be delivered to each intended director recipient to whom communications are addressed at or prior to the next Board meeting.

Written communications sent to our Board, non-management directors, Independent Directors, or individual directors should be sent to Knight Transportation, Inc.; c/o Adam Miller, Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027. In any case, any correspondence addressed to any of our directors will be subject to clearance through our normal security procedures.  Please note that we reserve the right not to forward, read, respond to, or otherwise regard any abusive, threatening, or inappropriate materials.

Committees of the Board of Directors

The Board has standing Audit, Compensation, Executive, and Governance Committees.  The Board does not maintain any other standing committees.  The following table sets forth the membership and identifies the Chair of each of the standing committees of the Board of Directors as of March 24, 2015.

Name(1)	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
Donald A. Bliss			X	X – Chair
Michael Garnreiter	X – Chair
Kevin P. Knight			X – Chair
Gary J. Knight			X
Richard C. Kraemer	X			X
Richard J. Lehmann		X		X
G.D. Madden	X	X
Kathryn L. Munro		X – Chair	X

(1)	David Jackson does not currently serve on any Board committees.

The Audit Committee

Purpose, Functions, Composition, and Meetings.  The primary purpose of the Audit Committee is to assist the Board in its oversight of:

•	The integrity, fairness and accuracy of our financial statements;

•	The qualifications, independence, and performance of our independent registered public accounting firm and performance of our internal audit function; and

•	Our compliance with legal and regulatory requirements related to financial reporting.

As more fully outlined in the Audit Committee’s charter, the primary functions of the Audit Committee include:

•
Annually obtaining and reviewing the independent registered public accounting firm’s report describing our internal quality control procedures, any material issues raised during the review of such procedures, and any steps taken to deal with any such issues;

•	Assessing the independent registered public accounting firm’s independence, including any relationships between us and such firm;

•
Reviewing and meeting with our management, internal auditors, and independent registered public accounting firm, as applicable, to discuss our quarterly unaudited and annual audited financial statements and specific related disclosures, our accounting policies and principles, and our internal financial controls and reporting systems;

•	Discussing our earnings press releases (including financial information and earnings guidance provided to analysts) and policies regarding risk assessment and risk management;

•	Meeting separately on a periodic basis with management, internal audit personnel, and independent registered public accounting firm;

•	Reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response to any such problems or difficulties;

•
Making determinations regarding the selection and retention of our independent registered public accounting firm, reviewing and pre-approving such firm’s fees and the proposed scope of its services, and establishing clear hiring policies for current and former employees of our accounting firm; and

•
Regularly reporting to and reviewing with our Board any issues regarding the quality or integrity of our financial statements, our related legal and regulatory compliance, the performance and independence of our independent registered public accounting firm, and the performance of our internal audit function.

The Audit Committee met eight times during 2014.  Messrs. Garnreiter, Kraemer, and Madden currently serve on the Audit Committee, and Mr. Garnreiter serves as the Chair.

Audit Committee Member Independence.  Each member of the Audit Committee satisfies the independence and other audit committee membership criteria set forth in NYSE Rule 303A.07.  Specifically, each member of the Audit Committee:

•	Is independent under NYSE Rule 303A.02;

•	Meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	Is financially literate, as our Board has interpreted such qualification in its business judgment.

In addition, the Governance Committee has determined that Mr. Garnreiter’s simultaneous service on the audit committees of three public companies does not impair his ability to effectively serve on our Audit Committee.

Audit Committee Financial Expert.  The Board has determined that at least one “audit committee financial expert,” as defined under Item 407(d)(5)(ii) of Regulation S-K, currently serves on the Audit Committee.  The Board has identified Mr. Garnreiter as an audit committee financial expert.  In the judgment of our Board, Mr. Garnreiter (i) meets the audit committee member independence criteria under applicable SEC rules, (ii) is independent, as independence for audit committee members is defined under applicable NYSE rules, and (iii) possesses satisfactory accounting and related financial management expertise, as our Board interprets such qualification in its business judgment under relevant SEC and NYSE rules.

Audit Committee Charter.  Our Audit Committee operates pursuant to a charter detailing its purpose, powers, and duties.  The Audit Committee periodically reviews the adequacy of its charter and makes recommendations for changes to the Board when appropriate.  A copy of the Audit Committee’s current charter is available free of charge on the Shareholders section of our website at http://www.knighttrans.com.

Report of the Audit Committee.  In performing its duties, the Audit Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual Report on Form 10-K, and relating to certain other matters, including the independence of our independent registered public accounting firm.  The Report of the Audit Committee for 2014 follows.

The Report of the Audit Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Report of the Audit Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Audit Committee

The Audit Committee oversees the quality and integrity of the financial reports, accounting and financial reporting processes, systems of internal controls over financial reporting, and the audit of the financial statements of Knight Transportation, Inc. (the “Company”).  The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.  Rather, management of the Company has primary responsibility for the preparation, consistency, integrity, and fair presentation of the Company’s financial statements and the overall reporting process, including maintenance of the Company’s systems of internal controls.  The Company retains an independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), that is responsible for conducting independent quarterly reviews and an independent annual audit of the Company’s financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and issuing a report thereon.

In undertaking its responsibilities and for the fiscal year ended December 31, 2014, the Audit Committee has reviewed and discussed with management and Grant Thornton (i) the Company’s audited financial statements, (ii) management’s assessment of internal controls over financial reporting, and (iii) the effectiveness of internal controls over financial reporting.  Specifically, the Audit Committee has discussed with Grant Thornton the matters required to be discussed pursuant to Item 2-07 of Regulation S-X (Communication with Audit Committees) of the U.S. Securities and Exchange Commission (the “SEC”) and Statement on Auditing Standards No. 16 (Communications with Audit Committees) adopted by the PCAOB and approved by the SEC.  The Audit Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence.  Furthermore, the Audit Committee has discussed with Grant Thornton, as the Company’s independent registered public accounting firm and auditor, Grant Thornton’s independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC.  The Audit Committee also met in periodic executive sessions with each of Grant Thornton, management, and the Company’s internal audit personnel during 2014.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Michael Garnreiter, Chair
Richard C. Kraemer, Member
G.D. Madden, Member

The Nominating and Corporate Governance Committee

Purpose, Functions, Composition, and Meetings.  The purposes of the Governance Committee are to assist the Board in improving our corporate governance, to train members of the Board, to improve the Board’s governance functions, and to assist us in obtaining the highest quality independent directors.  As more fully detailed in the Governance Committee’s charter, the primary functions of the committee include:

•	Evaluating the composition of the Board and selecting and recommending nominees for election or re-election to the Board or for appointment to fill Board vacancies;

•	Developing and implementing regular and emergency succession plans for our senior management positions; and

•
Reviewing and developing policies or making recommendations concerning other aspects of our corporate governance, such as the Board’s committee structure, our corporate governance guidelines, director training and evaluation programs, and potential conflicts of interest.

Messrs. Bliss, Kraemer, and Lehmann currently serve on the Governance Committee, and Mr. Bliss serves as Chair.  All current members of the Governance Committee are independent, as independence for nominating committee members is defined under applicable SEC regulations and NYSE listing standards.  In 2014, the Governance Committee conducted four meetings.  The Governance Committee also met in 2015 to act upon the nominations of directors standing for election in 2015 and approved (a) nominations of Messrs. Gary Knight and Madden and Ms. Munro as Class II directors and recommended their election and (b) the nomination of Mr. Jackson for the unexpired portion of his Class III director term and recommended his election.  Each nominee is presently a director and has consented to stand for re-election and to serve for a three-year term, with respect to the Class II nominees, and for a one-year term, with respect to the Class III nominee.

Nominating and Corporate Governance Committee Charter.  Our Governance Committee operates pursuant to a charter detailing its purpose, powers, and duties.  The Governance Committee periodically reviews its charter, as well as those of our Board committees, to ensure each charter reflects a commitment to effective corporate governance and SEC and NYSE compliance, as well as recommends changes to the Board or Board committees when appropriate.  A copy of the Governance Committee’s current charter is available free of charge on the Shareholders section of our website at http://www.knighttrans.com.

Board Diversity.  In recommending candidates for the Board, the Governance Committee considers Board diversity with an emphasis on diverse backgrounds, skills, and experience that will be beneficial to us.  Our Governance Committee does not have a formal policy with respect to diversity but considers it desirable if potential director nominees compliment and contribute to the Board’s overall diversity and composition.  The Governance Committee also considers each individual candidate’s ability to enhance differences of viewpoint, professional experience, education, skills, and other individual qualities among members of the Board.  Pursuant to the Governance Committee’s charter, all candidates are evaluated and selected consistent with our policy of nondiscrimination with respect to race, creed, religion, or national origin.  We also interpret diversity to encompass an individual’s ability to positively contribute to the chemistry and collaborative nature of our Board of Directors, as well as such person’s personal and professional experiences, aptitude, and expertise relevant to our industry.  The Governance Committee periodically reviews and assesses the effectiveness of the Company’s practices with respect to its consideration of diversity in identifying director nominees.

Process for Identifying and Evaluating Director Nominees.  Director nominees are chosen by the Governance Committee.  The Governance Committee reviews the qualifications of various persons to determine whether they should be considered as candidates for membership on the Board of Directors.  The Governance Committee also accepts recommendations of director candidates from our other outside directors and our executive officers, advisors, and shareholders.  Our Governance Committee reviews all director nominee candidate recommendations, including those properly submitted by shareholders, in accordance with the mandate contained in its charter, SEC regulations and NYSE listing standards.  Upon identifying and selecting qualified director nominee candidates, the Governance Committee then submits its director nominee selections to our Board for consideration.  We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Desirable Traits for Director Nominees.  The Governance Committee assesses a director nominee candidate’s judgment, integrity, independence, management and business skills, and experience (particularly with public companies and companies in our industry or other industries related to our business), prominence and reputation in their profession, knowledge of corporate governance issues and board functions, commitment to attend and actively participate in meetings and related Board activities, other commitments and responsibilities, and such other factors as the Governance Committee determines are appropriate in light of our needs and the needs of the Board.  With regard to specific individual qualities and skills of potential director nominees, the Governance Committee believes it is necessary that: (i) at least a majority of the members of the Board of Directors qualify as “independent” under NYSE Rule 303A.02; (ii) at least three members of the Board of Directors satisfy the audit committee membership criteria specified in NYSE Rule 303A.07; (iii) at least one member of the Board of Directors eligible to serve on the Audit Committee has sufficient accounting or related financial management expertise, knowledge, experience, and training so as to qualify as an “audit committee financial expert” within the meaning of NYSE Rule 303A.07(a) and Item 407(d)(5)(ii) of SEC Regulation S-K; and (iv) all members of the Board of Directors who serve on our Compensation Committee satisfy the compensation committee membership criteria specified in NYSE Rule 303A.05.  Exhibit A of the Governance Committee charter also sets forth other criteria and guidelines the Governance Committee may consider when selecting director nominees, in addition to whether prospective director nominees meet the criteria listed above and possess knowledge of our history, strengths and weaknesses, goals, objectives, and mission.  In addition to the qualifications and considerations described above, our Corporate Governance Guidelines contain additional director eligibility criteria considered during the director nomination process.

Consideration of Director Candidates Recommended by Shareholders.  The Governance Committee will consider director candidates recommended by shareholders, provided the following procedural requirements are satisfied and any such recommendations also comply with applicable SEC rules and regulations setting forth the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials, specifically Rule 14a-8 of the Exchange Act.  Shareholders are also encouraged to review and adhere to the director qualification standards and other requirements of our Corporate Governance Guidelines and consider the factors set forth in Exhibit A of the Governance Committee charter.

Candidate recommendations should be mailed via certified mail, return receipt requested, addressed to the attention of the Nominating and Corporate Governance Committee, and sent to our corporate headquarters address below.  To be considered, a shareholder recommendation must: (i) be received not less than 120 days prior to the first anniversary of the release date of the proxy statement for the prior year’s Annual Meeting (by December 4, 2015 for director candidates to be considered for nomination for election at the 2016 Annual Meeting of Shareholders); (ii) contain sufficient background information, such as a resumé and references, to enable the Governance Committee to make a proper judgment regarding the qualifications of the proposed nominee; (iii) be accompanied by a signed consent of the proposed nominee to serve as a director if elected and a representation that such proposed nominee qualifies as “independent” under NYSE Rule 303A.02 or, if the proposed nominee does not qualify, a description of the reason(s) he or she is not “independent;” (iv) state the name and address of the person submitting the recommendation and the number of shares of our Common Stock owned of record or beneficially by such person; and (v) if submitted by a beneficial shareholder, be accompanied by evidence that the person making the recommendation beneficially owns shares of our Common Stock.

Candidate recommendations should be sent to Knight Transportation, Inc.; c/o Adam Miller, Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027.  Candidate recommendations received in this manner will be delivered to the Governance Committee.

The Compensation Committee

Purpose, Functions, Composition, and Meetings.  The Compensation Committee reviews, analyzes, recommends, and approves all aspects of executive compensation.  As more fully outlined in the Compensation Committee’s charter, the primary purpose is to aid our Board in discharging its responsibilities relating to the compensation of our executive officers, including our CEO.  Our Compensation Committee has overall responsibility for evaluating and approving our compensation plans, programs and policies, and its other primary responsibilities include, among other things:

•
Reviewing and approving corporate goals and objectives relevant to the compensation of our CEO and other executive officers, evaluating each such individual’s performance in light of those objectives, determining and approving the annual compensation of each such person based upon this evaluation, and reporting thereon to the Board.  In doing so, our Compensation Committee evaluates each executive officer’s performance in light of our corporate goals and objectives and reviews other appropriate factors, including Company performance and relative shareholder returns, compensation at comparable companies, executive officer compensation awarded in past years, alignment of executive compensation with shareholder interests, and other relevant factors;

•	Reviewing and approving the Compensation Committee’s compliance with and disclosures made pursuant to NYSE Rule 303A.05 and SEC rules and regulations applicable to our Compensation Committee;

•
Reviewing and approving executive and senior management compensation strategies, benefits, incentive-based compensation plans and equity-based plans, establishing criteria for stock options, restricted stock, and other awards granted under such plans, and approving such awards; and

•
Discussing, evaluating, and reviewing our compensation policies and practices as related to risk management practices and risk-taking incentives and taking actions the Compensation Committee deems necessary to limit compensation-related risks identified during such risk assessment.

Messrs. Lehmann and Madden and Ms. Munro currently serve on the Compensation Committee, and Ms. Munro serves as Chair.  The Compensation Committee met five times in 2014.  See Executive Compensation – Compensation Discussion and Analysis for a discussion of, including the role the Compensation Committee and our executive officers have in implementing, our processes and procedures for recommending and setting executive and director compensation.

Compensation Committee Member Independence.  Each member of our Compensation Committee satisfies the independence and compensation committee membership criteria set forth in NYSE Rules 303A.02(a)(ii) and 303A.05.  In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director’s source of compensation and affiliations.  Specifically, each member of the Compensation Committee:

•	Is independent under NYSE Rule 303A.02;

•	Meets the criteria for independence set forth in Rule 10C-1(b)(1) of the Exchange Act;

•	Did not directly or indirectly accept any consulting, advisory or other compensatory fee from the Company;

•	Is not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary; and

•	Does not have any other relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member.

In 2014, none of our Compensation Committee members had any business or personal relationship with any compensation consultant, legal counsel, or other advisor that was selected by or provided advice to our Compensation Committee.

Independent Compensation Consultant.  In 2013, the Compensation Committee selected an independent compensation consultant, Farient Advisors LLC (“Farient”).  In May 2014, the Compensation Committee reviewed Farient’s performance and approved the retention of Farient as the Compensation Committee’s compensation consultant. Farient has provided and will continue to provide analysis and recommendations that inform the Compensation Committee’s decisions with respect to compensation in 2014 and beyond, evaluates market pay data and competitive-position benchmarking, provides analysis and input on performance measures and goals, provides analysis and input on program structure, assesses the risks under our compensation programs, and provides updates on market trends and the regulatory environment as it relates to executive compensation.  Pursuant to SEC rules and NYSE listing standards, the Compensation Committee has assessed the independence of Farient, and concluded that no conflict of interest exists that would prevent Farient from independently advising the Compensation Committee.  In connection with this assessment, the Compensation Committee considered, among others, the following factors: (i) the provision of other services to us by the firm that employs the compensation advisor; (ii) the amount of fees received from us by the firm that employs the compensation advisor as a percentage of the total revenue of the firm; (iii) the policies and procedures of the firm that employs the compensation advisor that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation advisor with any member of the Compensation Committee; (v) any stock in our company owned by the compensation advisor or the advisor’s immediate family members; and (vi) any business or personal relationship of the compensation advisor or the firm employing the advisor with any of our executive officers. In addition, Farient provided the Compensation Committee with a report containing several factors specified in SEC rules and NYSE listing standards regarding potential conflicts of interest arising from Farient’s work.  Farient does not perform other services for the Company, and will not do so without the prior consent of the Compensation Committee.  Farient’s role in establishing the compensation of our Named Executive Officers, to the extent material, is addressed under Executive Compensation – Compensation Discussion and Analysis.

Compensation Committee Charter.  Our Compensation Committee operates pursuant to a charter detailing its purpose, powers, and duties.  The Compensation Committee periodically assesses the adequacy of its charter and recommends changes to our Board as appropriate.  A copy of the Compensation Committee’s current charter is available free of charge on the Shareholders section of our website at http://www.knighttrans.com.

Report of the Compensation Committee.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement.  The Report of the Compensation Committee for 2014 follows.

The Report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Report of the Compensation Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Knight Transportation, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis (as required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement for the Annual Meeting of Shareholders to be held on May 14, 2015.

Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and that the information contained in this report be incorporated by reference into the Knight Transportation, Inc. Annual Report on Form 10-K for the year ended December 31, 2014.

    Kathryn Munro, Chairperson
    Richard J. Lehmann, Member
                    G.D. Madden, Member

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee have been, or are, one of our officers or employees.  In 2014, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a “related person transaction” under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled Certain Relationships and Related Transactions.

During 2014, none of our executive officers served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity and no executive officers of such other entity served as a member of our Board of Directors or Compensation Committee.

See Certain Relationships and Related Transactions for a description of certain transactions between us and our directors and executive officers, or their affiliates, and Executive Compensation – Director Compensation for a description of the compensation of the members of the Compensation Committee.

The Executive Committee

The Executive Committee is authorized to act on behalf of the Board when the Board is not in session.  The Executive Committee is currently comprised of Kevin Knight, Gary Knight, Donald Bliss, and Kathryn Munro.  The Executive Committee did not meet during 2014.

Other Board and Corporate Governance Matters

Director Evaluation Program.  The Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our shareholders, including an assessment of the Board’s compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance.  The Governance Committee is also responsible for developing and recommending to the Board for approval an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance.

Director Orientation and Training.  The Governance Committee is responsible for developing and implementing an orientation program for new directors.  Under this program, we provide new, non-management directors a variety of materials to assist them in familiarizing themselves with our business, management structure, and operations and key legal, financial, risk management, and operational issues, as well as the policies, procedures, and responsibilities of the Board and its committees.  New, non-management directors also meet with members of our senior management and other non-management directors as part of their orientation.  We periodically provide materials to directors on various subjects to assist them in understanding our business and operations and in effectively discharging their duties.

Authority to Engage Advisors.  Each of the Audit Committee, the Governance Committee, and the Compensation Committee is conferred by its respective charter and applicable SEC rules and NYSE listing standards with explicit authority to engage, retain, and oversee its own independent advisors, consultants, and legal counsel.

Management Succession Planning.  The Board has adopted a management succession plan that identifies emergency and potential long-term successors to our CEO, President, CFO, and certain other key members of senior management.  The Governance Committee, following consultation with our CEO, is responsible for giving an annual report to the Board with regard to management succession planning. After reviewing this report and consulting with the members of the Governance Committee and the CEO, the Board makes any changes or updates to the management succession plan that the Board determines are appropriate.

Our Executive Officers; Named Executive Officers

The following table sets forth, as of March 24, 2015, certain information regarding our executive officers.  Biographies for our executive officers are also provided below, except for (i) Kevin Knight, whose biography is given under Continuing Directors, (ii) David A. Jackson, whose biography is given under Proposal No. 2 – Election of Class III Director; and (iii) Gary Knight, whose biography is given under Proposal No. 1 – Election of Class II Directors.  Mr. Kevin Knight served as our CEO through December 31, 2014, and David A. Jackson took over that position effective January 1, 2015.

Our CEO, CFO, three other most highly compensated executive officers, and one of our former executive officers are collectively our “Named Executive Officers.” Each of our six Named Executive Officers for the year ended December 31, 2014, is identified in the following table with an asterisk.

Name	Age	Position
David A. Jackson*	39	President and Current CEO
Kevin P. Knight*	58	Executive Chairman of the Board and Former CEO (“2014 CEO”)
Gary J. Knight	62	Vice Chairman of the Board
Keith T. Knight*	60	Former Chief Operating Officer (“COO”)
Adam Miller*	34	CFO, Secretary, and Treasurer
Kevin Quast*	49	Executive Vice President and Chief Operations Officer
James E. Updike, Jr.*	42	Executive Vice President of Sales and Marketing

Keith T. Knight has served as our COO from May 2006 through October 2014.  Prior to his appointment as COO, Mr. Knight served as our Executive Vice President from 1993 until May 2006, and he has been one of our officers since 1990.  He served as a member of our Board of Directors from 1990 to 2004.  From 1977 until 1990, Mr. Knight was employed by Swift, where he was a Vice President and Manager of Swift’s Los Angeles terminal.

Adam Miller joined us in September 2002.  He was appointed as our CFO in May 2012 and has also served as our Secretary and Treasurer since February 2011.  Prior to becoming CFO of the Company, Mr. Miller served as the Senior Vice President of Accounting and Finance from February 2011 to May 2012 and as Controller of Knight Refrigerated, LLC from January 2006 to February 2011.  Prior to his appointment as Controller of Knight Refrigerated, LLC, Mr. Miller served in several other accounting and finance positions at Knight since 2002.

Kevin Quast joined us in January 1996.  He has served as Executive Vice President and Chief Operations Officer since February 2011.  Prior to his appointment as Executive Vice President and Chief Operations Officer, Mr. Quast served as the Business Unit Leader for the Southeast since May 2010.  Prior to his appointment as Business Unit Leader for the Southeast, Mr. Quast served in several senior sales and operations positions in the Southeast region since 2001 and in other operating departments since 1996.

James E. Updike, Jr. joined us in December 1996.  He has served as Executive Vice President of Sales and Marketing since February 2011.  Prior to his appointment as Executive Vice President of Sales and Marketing, Mr. Updike served as Vice President of Sales at Knight Refrigerated, LLC since September 2006 and as General Manager since July 2008.  Prior to joining Knight Refrigerated, LLC, Mr. Updike served in several sales management and operations positions at Knight since 1996.

In 2014, none of our executive officers had any business or personal relationship with any compensation consultant, legal counsel, or other advisor (including any such advisor’s employer) that was selected by or provided advice to the Compensation Committee.  There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer.  Each of the executive officers has also consented to being identified as such in this Proxy Statement and has indicated his intention to serve in his respective office, if elected by the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own (directly or indirectly) more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our Common Stock and other equity securities.  Our officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of such reports (including any amendments thereto) furnished to us, or written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% beneficial owners were complied with during the year ended December 31, 2014.  Copies of Section 16(a) forms that our directors and officers file with the SEC are accessible through the Shareholders section of our website at http://www.knighttrans.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Proxy Statement discusses the executive compensation of our Named Executive Officers and explains to our shareholders how our executive compensation programs, policies and decisions are formulated, applied and operate with respect to the Named Executive Officers.  In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each respective Named Executive Officer.  This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative discussions) and the Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Compensation Committee section contained in this Proxy Statement.

Overview and Philosophy of Compensation

Our Compensation Committee, which is comprised only of directors who satisfy applicable SEC, NYSE, and Internal Revenue Code of 1986, as amended (the “Code”) independence and outside director requirements, oversees and administers our executive compensation policies and practices.  The Compensation Committee has the responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation.  The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances.  In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives’ interests with the interests of our shareholders.  The Compensation Committee also reviews and approves all forms of incentive compensation, including cash bonuses, stock option grants, stock grants, restricted stock unit (“RSU”) grants, and other forms of incentive compensation granted to our executive officers.  As discussed above in Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Compensation Committee – Independent Compensation Consultant, the Compensation Committee takes into account the advice and recommendations of Farient, as informed by Farient’s discussions with our CEO.  Farient provides analysis and recommendations with respect to market pay data and competitive-position benchmarking, performance measures and goals, program structure, and the regulatory environment as it relates to executive compensation.

We believe that the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success.  Our primary executive compensation goals include attracting, motivating, and retaining qualified executive officers who create long-term value for our shareholders.  We seek to accomplish these goals by rewarding past performance, incenting future performance, and aligning our executive officers’ long-term interests with those of our shareholders.  Our compensation program is designed to reward our executive officers for individual performance, years of experience, contributions to our financial success, and creation of shareholder value.  In this Proxy Statement, the terms “shareholder value” and “shareholder return” generally refer to the percentage increase in the value of our Company shares, together with dividends.

Our compensation philosophy is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders, and (iii) enhance executives’ incentives to increase our stock price and maximize shareholder value.  In addition, we strive to ensure that our compensation, particularly salary compensation, is consistent with our constant focus on controlling costs.  Our primary strategy for building senior management depth has been to develop personnel from within our Company to ensure that our executive team, as a whole, remains dedicated to our customs, practices, and culture.  We recognize, however, that we may gain talent and new perspectives from external sources.  Accordingly, in many instances, we build our compensation elements around long-term retention and development, together with annual rewards based on specific performance areas.

Elements of Compensation

Our compensation program for executive officers has two major elements, fixed compensation and incentive compensation.  The total compensation for executive officers, including the Named Executive Officers, consists of some or all of the following five components: (i) base salary; (ii) performance-based and/or discretionary annual cash bonus; (iii) long-term equity incentives in the form of stock-based awards or grants; (iv) other compensation, including specified perquisites; and (v) employee benefits, which are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements.  In making decisions regarding an executive’s total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities, taking into consideration specific job requirements,  economic and industry conditions, and our historical and expected performance.  The Compensation Committee also bases its decisions regarding compensation upon its assessment of factors such as the executive’s leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial results, the creation of shareholder value, and current and past compensation.  In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation.  Consistent with our need to control costs and our desire to recognize our executives’ performance where such recognition is warranted, the Compensation Committee historically has attempted to keep base salaries relatively low and weight overall compensation toward cash and equity-based incentive compensation.  The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value and the overall impact on corporate risk.  The Compensation Committee also considers the tax consequences associated with each element of compensation, including whether the deductibility of compensation is expected to be limited under Section 162(m) of the Code.  In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee’s general understanding of compensation levels at public companies, the advice of Farient, and the historical compensation levels of the executive officers. We generally do not rely on rigid formulas (other than performance measures under the objective portion of our annual cash bonus program) or short-term changes in business performance when setting compensation.

The following summarizes the compensation elements we used to motivate and retain our Named Executive Officers for the fiscal year ended December 31, 2014.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executives, but not at a level that allows the executives to achieve the overall compensation they desire.  Base pay is a critical element of our compensation program because it provides our executive officers with stability.  Compensation stability allows our executives to focus their attention and efforts on our business objectives, which includes creating shareholder value.  In determining base salaries, we consider the executive’s current salary and the executive’s qualifications and experience, including, but not limited to, the executive’s length of service with us, the executive’s industry knowledge, and the executive’s leadership, integrity, scope of responsibilities, dedication to us and our shareholders, past performance, and future potential of providing value to our shareholders.  The base salaries of our executive officers will differ based upon these factors.  Market adjustments to executive officer base salaries may also be made when a significant change occurs to an executive officer’s position or responsibilities or if comparative market salary practices differ significantly.  We set our base salaries at a level that encourages our executive officers to achieve their incentive compensation in order to earn the total compensation they desire.  We believe this mix of compensation helps us incent our executives to maximize shareholder value in the long run.  We consider adjustments to base salaries annually to reflect the foregoing factors but do not apply a specific weighting to such factors.  The 2014 base salaries of our Named Executive Officers are disclosed in the Summary Compensation Table.

Incentive Compensation

Performance-Based and Discretionary Annual Cash Bonuses

We use our annual cash bonus plans to reward performance for a given year or other short-term period.  We have a Performance Cash Bonus Plan, under which we generally link incentive pay to the achievement of financial, operating, or other objective targets we expect to lead to higher earnings and increases in shareholder value.  Payments under the Performance Cash Bonus Plan typically preserve for our benefit a federal tax deduction under Section 162(m) of the Code for payments of incentive compensation.  We also have a discretionary cash bonus program.  In December 2005, our shareholders approved our 2005 Executive Cash Bonus Plan (the “Performance Cash Bonus Plan”), and in May 2010, our shareholders re-approved the Performance Cash Bonus Plan.

Under the Performance Cash Bonus Plan, the Compensation Committee may establish one or more objective performance targets.  The annual cash bonus amount awarded to each executive officer is primarily dependent upon us reaching or exceeding specified, objective performance targets.  Performance targets may be based on the attainment of specified levels of one or any variation or combination of the factors listed in the Performance Cash Bonus Plan.  Corporate performance targets typically have related to profitability, revenue and earnings growth, and returns generated on our assets or equity.  Additionally, individual performance targets may be based on the successful implementation of corporate policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility.  The Compensation Committee sets the specific performance targets for each executive officer after engaging in active dialog with Farient concerning our strategic objectives and performance and reviewing the appropriateness of the financial measures used in the Performance Cash Bonus Plan.

Concurrently with establishing the performance targets, the Compensation Committee also establishes a maximum cash bonus award opportunity for each executive officer under the Performance Cash Bonus Plan, typically expressed as a percentage of base salary on the last day of the performance period. For 2014, the maximum bonus target was 100% of base salary for our 2014 CEO and ranged from 40% to 50% of base salary for our other Named Executive Officers.  Our Performance Cash Bonus Plan contains an annual maximum cash bonus limitation of $2.0 million for any participant. In determining an executive officer’s maximum cash bonus opportunity, the Compensation Committee considers (i) the value that achieving specific performance targets will add to our shareholders, (ii) the degree of difficulty in achieving specific performance targets, (iii) each of the other elements comprising the executive’s total compensation, and (iv) other factors the Committee deems relevant.  When calculating the cash bonus earned by an executive officer under the Performance Cash Bonus Plan, the Compensation Committee may, in its sole discretion, exercise negative discretion to eliminate or reduce the size of a bonus if the Compensation Committee determines such action is appropriate, but may not increase a bonus above the executive’s maximum cash bonus actually earned based on achievement of the objective performance criteria.  Further, the Compensation Committee is required to certify, prior to payment of a bonus under the Performance Cash Bonus Plan, that the executive officer achieved the respective performance targets underlying the cash bonus.

The Compensation Committee also administers a discretionary cash bonus program (the “Discretionary Cash Bonus Program”) for achievements in leadership, innovation, initiative, and other non-objective performance indicia outside the Performance Cash Bonus Plan.  These awards are made on a discretionary basis, may not be part of the cash bonus opportunity in any given year, and are unrelated to the attainment of the Performance Cash Bonus Plan’s objective performance criteria.  An award under the Discretionary Cash Bonus Program may not be used to make up for an award that was not earned under the Performance Cash Bonus Plan’s objective performance criteria and will not be exempt from the $1.0 million deductibility limit under Section 162(m) of the Code.

The performance-based and discretionary annual cash bonuses awarded to our Named Executive Officers are disclosed in the Summary Compensation Table.

Long-Term Incentives

Our 2012 Equity Compensation Plan (the “Equity Compensation Plan”) is used to provide our executive officers with long-term incentives that align our executives’ and shareholders’ long-term interests by creating a strong, direct link between executive compensation and shareholder return.  The Equity Compensation Plan was approved by our shareholders in May 2012.

Under the Equity Compensation Plan, the Compensation Committee may grant stock options, restricted stock, RSUs, or other forms of equity-based awards as forms of executive officer compensation.  The Equity Compensation Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards, which often value long-term prospects, and granting awards that have multiple-year vesting schedules.  Awards with multiple-year vesting schedules provide balance to the other elements of our compensation program that otherwise link compensation to annual performance.  Awards with multiple-year vesting schedules incent executives to remain with us over an extended period of time.  Thus, we believe the Equity Compensation Plan is an effective way of aligning the interests of our Named Executive Officers with those of our shareholders.

The Compensation Committee considers several factors when determining the type and size of the award to our Named Executive Officers, including (i) the recommendations of Farient, which are informed by Farient’s discussions with our CEO; (ii) the value of the grant in relation to other elements of total compensation; (iii) the number and type of equity grants currently held by the executive; (iv) the number and type of awards granted to the executive in prior years; and (v) the executive’s position, scope of responsibility, ability to affect our profits, ability to create shareholder value, and historic and recent performance.

In March 2014, and with the advice and input of Farient, the Compensation Committee adopted a policy (the “Equity Compensation Plan Policy”) to establish a more systematic approach to awarding RSU grants under the Equity Compensation Plan that will allow the Compensation Committee to establish performance goals consistent with our long term growth and revenue objectives.  RSU grants under the Equity Compensation Plan are intended to provide an opportunity for the participant to earn the issuance of Company Common Stock based on Company performance over a three-year performance period.  The first performance period commenced January 1, 2014, and will end on December 31, 2016.  It is expected that a new performance period will be adopted in each future calendar year.

Under the Equity Compensation Plan Policy, participants are assigned an absolute dollar value as the target award, which will determine the amount of the initial RSU grant.  In determining the size of the award, the Compensation Committee may analyze relevant market compensation data applicable to the participant’s position in the Company, as well as comparable awards made to persons holding similar positions in the Company’s compensation peer group.  The number of RSUs granted to a participant will be determined by dividing the target dollar value awarded to the participant by the fair market value of the Company’s Common Stock as of the date of the initial grant.  The Compensation Committee may vary the amount of the target dollar value each year, based upon the Compensation Committee’s assessment of the performance of the participant, which may include consultation with Farient, the CEO, the Executive Chairman, or the entire Board.

RSUs granted to a participant as a tentative award will not be earned, and the actual number of RSUs finally awarded to a participant will not be finally determined, until the expiration of the relevant performance period.  A participant’s award of restricted stock upon the expiration of each performance period will be determined as the product of the tentative award multiplied by the percentage indicated by the achievement of performance targets, which to date have been revenue growth and return on net assets.  The performance matrix and calculation of the performance targets may be changed by the Compensation Committee from time to time.

The final award earned by a participant will be increased by up to 25%, if the total three-year compounded annual total shareholder return exceeds the 75th percentile of the Company’s peer group.  Conversely, the final award earned by a participant will be decreased by up to 25% if the total three-year compounded annual total shareholder return is below the 40th percentile of the Company’s peer group.  The RSUs issued to a participant as a final award will vest on the second January 31 following the expiration of the relevant performance period, subject to certain conditions set forth in the Equity Compensation Plan Policy.

Please refer to the Summary Compensation Table and Grants of Plan-Based Awards table for further details regarding long-term incentives awarded to our Named Executive Officers.

Other Compensation

We provide our Named Executive Officers with certain other benefits, which include perquisites that we believe are reasonable, competitive, and consistent with our overall executive compensation program.  The costs of these benefits generally constitute only a small percentage of each executive’s total compensation, with the exception being the air travel allowance for our Executive Chairman, who served as CEO during 2014, as described below.  In setting the amount of these benefits, the Compensation Committee considers each executive’s position and scope of responsibilities and all other elements comprising the executive’s compensation.  The aggregate incremental cost of perquisites and other benefits provided to our Named Executive Officers is shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation table.

Employee Benefits

Our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.  We believe our benefits are competitive and standard compared to those offered by other publicly traded companies in our general industry.

2015 Omnibus Incentive Plan

In March 2015, the Compensation Committee recommended to the Board of Directors, and in March 2015 the Board of Directors approved, the combination of our Performance Cash Bonus Plan and our Equity Compensation Plan into a single cash and equity incentive plan, the Knight Transportation, Inc. 2015 Omnibus Incentive Plan (the “Omnibus Incentive Plan”).  The Company believes that having a single plan will be easier to administer, will require less frequent votes by shareholders for Section 162(m) purposes, and will harmonize any differences in grant limits, performance goals, and other terms.  If the Omnibus Incentive Plan is approved by shareholders, all awards previously made under the incentive compensation programs detailed above will be made under the Omnibus Incentive Plan.  For more information about the Omnibus Incentive Plan, please see Proposal No. 4 – Approval of the Knight Transportation, Inc. 2015 Omnibus Incentive Plan.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

Kevin Knight served as our CEO from 1993 through 2014 and has served as Chairman of the Board since 1999.  During Mr. Knight’s time as CEO, we achieved considerable growth in revenue, market share, earnings, and market value.  Following discussions with Mr. Knight generally regarding his position, responsibilities, and performance, the Compensation Committee determined that the following items were most important to motivating continued performance from Mr. Knight as the CEO for 2014:  (i) a base salary that is commensurate with his level of responsibility and commitment to us, but not so high that it would undermine our cost-control culture; (ii) a significant amount of equity compensation to align Mr. Knight’s compensation with increasing shareholder value; (iii) a travel allowance that would permit use of private aircraft at Mr. Knight’s discretion to manage our expansive geographic presence without unduly affecting his availability for business or his lifestyle; and (iv) a recognition that succession planning was an important component of his position.  Mr. Knight does not participate in the Compensation Committee’s determination of his compensation, although he does participate, along with other members of management, in proposing suitable ranges of net income growth and return on net asset targets under the annual cash bonus program, in which he participates.  Also, Mr. Knight voluntarily reduced his salary in 2008 through April 2012 due to the difficult economic environment in which we were operating and his commitment to our financial performance.  Effective in April 2012, Mr. Knight’s salary was restored to $590,000 annually from his previous voluntary annual salary level of $440,000, and remained at this level through 2014.

In February 2014, the Compensation Committee also approved a performance-based cash bonus opportunity under which Mr. Knight was eligible to receive up to 100% of his 2014 base salary under the Performance Cash Bonus Plan (the “Bonus Plan Compensation”).  The percentage of salary assigned to Mr. Knight’s potential bonus was based on the Compensation Committee’s evaluation of (i) the magnitude of Mr. Knight’s ability to affect corporate performance based on his responsibilities, (ii) the composition of Mr. Knight’s total compensation package, including the fact that his salary remained constant from 2008 through March 2012 because of his voluntary salary reduction, (iii) Farient’s finding that Mr. Knight was significantly undercompensated as compared to his peers, (iv) our long-term profitability and earnings goals, and (v) the advice of Farient that the percentage of salary target was reasonable.  For these reasons, Mr. Knight’s potential bonus as a percentage of his salary was greater than the other Named Executive Officers’. In addition, the Compensation Committee believed Mr. Knight had been, and continued to be, compensated at a lower level than his peers, and that higher incentive compensation could recognize that fact without undermining the Company’s cost-control culture.

In connection with the maximum performance-based cash bonus opportunity described above, the Compensation Committee set performance targets related to annual net income growth and return on net assets (the “2014 Performance Targets”).  Farient advised the Compensation Committee that the combination of these types of targets should correlate strongly with increased shareholder value, leaving aside external influences such as stock market price movements generally.  The 2014 Performance Target provided 30% target bonus achievement at 2.0-4.0% annual net income growth combined with 8.0-8.5% return on net assets to 100% bonus target achievement at 10.0% or higher annual net income growth combined with 9.5% or higher return on net assets. As with the performance targets established in prior years, the Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the 2014 Performance Targets.  The Compensation Committee viewed the 2014 Performance Targets as reflecting a range of performance that was achievable but uncertain, with the upper end of the range reflecting a significant accomplishment.  The 2014 Performance Targets were generally based upon Company performance goals and therefore were applicable to all of our Named Executive Officers (as discussed below relating to our other Named Executive Officers’ compensation) and recommended by those members of our senior management team (Kevin Knight, David Jackson, and Adam Miller) having the most suitable and comprehensive knowledge of overall Company performance and goals. The Compensation Committee approved the 2014 Performance Targets upon determining that such targets align management compensation with the Company’s performance goals.  The 2014 Performance Targets did not reflect any opinion or projection of management concerning earnings expectations for the year.

The Compensation Committee met in February 2015 to discuss and review the 2014 Performance Targets for Mr. Knight.  The Compensation Committee reviewed the terms of the awards and the financial calculations and certified that both targets had been met in full.  Accordingly, the Compensation Committee awarded Mr. Knight $590,000, the full amount, as Bonus Plan Compensation.  The Compensation Committee also approved a discretionary cash bonus under the Discretionary Cash Bonus Program to Kevin Knight in the amount of $125,000. This award was based on the Compensation Committee’s recognition of Mr. Knight’s (i) leadership and initiative in succession planning, (ii) transition of reporting responsibilities, and (iii) mentorship of David Jackson for assuming the position of CEO.

In March 2014, the Compensation Committee approved grants of RSUs under the Equity Compensation Plan Policy, for the performance period commencing January 1, 2014, and ending December 31, 2016.  At $22.61 per share, the closing price of the Company’s Common Stock on the date of the grant, the tentative number of shares to be issued for Mr. Knight was 66,342 shares.  The RSUs granted to the Named Executive Officers as a tentative award will not be earned, and the actual number of RSUs finally awarded will not be finally determined, until the expiration of the 2014 performance period on December 31, 2016.  Any restricted shares earned will vest, subject to certain conditions set forth in the Equity Compensation Plan Policy, on January 31, 2018.  The performance targets for the 2014 grants included vesting of between 10% and 150% of the tentative share award based on a combination of compounded annual revenue growth during the performance period of between 5% and greater than 12%, together with average return on net assets for the performance period of between 8% and greater than 10.5%.  Revenue excludes fuel surcharge and all calculations exclude acquisitions during the year of acquisition, as determined by the Compensation Committee.  The total shareholder return adjustment discussed above under Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Incentive Compensation – Long-Term Incentives also applies.

During 2014, we also paid a pre-determined amount for the business-related air travel of Mr. Knight.  Mr. Knight used the allowance at his discretion for all of his business-related air travel, whether commercial or charter.  With 30 locations across the United States and numerous investor, supplier, industry, and other destinations, Mr. Knight was, and continues to be, required to travel by air frequently to carry out his responsibilities.  Some of this travel involved a personal component, although we believe the personal component is immaterial compared to the business-related travel.  The Compensation Committee believes that the air travel allowance was reasonable because it enhances Mr. Knight’s ability to carry out his responsibilities.  The Compensation Committee also desired to avoid the complications of allocating business versus personal travel expenses on trips with more than one function and therefore provided Mr. Knight with the pre-determined allowance amount to use at his discretion for travel expenses, with any excess being payable personally by him.  From January 2009 through March 2012, Mr. Knight voluntarily reduced his annual air travel allowance by $100,000 in recognition of difficult economic conditions.  In April 2012, Mr. Knight’s air travel allowance was restored to $250,000 annually from his previous voluntary allowance of $150,000.  In November 2014, Mr. Knight’s air travel allowance was reduced to $100,000 annually going forward in recognition of our acquisition of an airplane. The amount of Mr. Knight’s air travel allowance is paid at the same time as salary payments, is used at his discretion, and is not grossed-up for tax purposes.  During 2014, Mr. Knight also received a cash vehicle allowance of approximately $17,160.  Both the air travel allowance and the vehicle allowance are included in the “All Other Compensation” column of the Summary Compensation Table and in the All Other Compensation table.

In 2014, in addition to providing medical, dental, and group life insurance to Mr. Knight, we also contributed $1,000 to Mr. Knight’s account under our 401(k) Plan.  This represents our maximum matching discretionary contribution per participant.  We report the 401(k) contribution in the “All Other Compensation” column in the Summary Compensation Table and in the All Other Compensation table.

Compensation Paid to Our Other Named Executive Officers

For all Named Executive Officers, other than our 2014 CEO, the forms and amounts of compensation were recommended by Farient, as informed by discussions with the 2014 CEO.  In addition to Farient’s recommendations, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, and the Compensation Committee’s general understanding of compensation levels at public companies to determine that the compensation levels and forms were appropriate for 2014.  The forms of compensation were substantially consistent with past years, with each compensation package consisting primarily of salary, cash bonus based on the achievement of certain financial and operating goals, and equity awards.  However, the equity awards for 2014 were performance-based RSUs.

For each of the Named Executive Officers, the Compensation Committee considered, among other things, our financial and operating results for 2013 and expected results for 2014, the duties and responsibilities of each executive, the compensation of comparable executives at our peer companies, and the tenure of each executive with us.  Keith Knight voluntarily reduced his own salary by $75,000 annually from August 2010 through March 2012 due to continued challenging economic and operating environments and his individual commitment to our financial performance.  Effective in April 2012, the salary of Keith Knight was restored to its previous level at $350,000, and his salary continued at this amount through 2014.  In May 2014, we increased the salaries of David Jackson, Adam Miller, James Updike, and Kevin Quast. Mr. Jackson’s annual base salary was increased to $350,000 from $260,000. The salaries of Messrs. Miller, Updike, and Quast were increased to $235,000 from $175,000, $215,000, and $210,000, respectively. The salary increases were made in recognition of the increasingly important roles of those individuals as the Company has grown and developed.

In February 2014, the Compensation Committee also approved a performance-based cash bonus opportunity under the Performance Cash Bonus Plan and under which David Jackson was eligible to receive up to 50% of his base salary as of December 31, 2014 and each of Keith Knight, Adam Miller, James Updike, and Kevin Quast was eligible to receive up to 40% of his base salary as of December 31, 2014 as Bonus Plan Compensation.  The percentage of salary assigned to each Named Executive Officer was based on the 2014 CEO’s recommendation and the Compensation Committee’s evaluation of (i) the magnitude of each Named Executive Officer’s ability to impact corporate performance based on the Named Executive Officer’s responsibilities at the time, (ii) the composition of the respective Named Executive Officer’s total compensation package, (iii) our long-term profitability and earnings goals, and (iv) the advice of Farient that the percentage of salary target was reasonable.

The 2014 Performance Targets were the same as those adopted for our CEO and were adopted on the same basis and for the same reasons.  The targets were met and certified as discussed above in the CEO compensation discussion.   Accordingly, the Compensation Committee awarded (i) $175,000 to David Jackson; (ii) $140,000 to Keith Knight; and (iii) $94,000 to each of Adam Miller, James Updike, and Kevin Quast as Bonus Plan Compensation for amounts earned under the 2014 Performance Targets.  Adam Miller was also awarded a $15,000 discretionary bonus in light of the additional effort associated with the successful acquisition of Barr Nunn Transportation Inc. on October 1, 2014.

In March 2014, the Compensation Committee approved grants of RSUs for the performance period under the Equity Compensation Plan Policy, commencing January 1, 2014, and ending December 31, 2016.  At $22.61 per share, the closing price of the Company’s Common Stock on the date of the grant, the tentative number of shares to be issued for each grant is as follows: 17,691 shares for Keith Knight, 8,846 shares for Mr. Jackson, and 5,529 shares each for Messrs. Miller, Updike, and Quast.  The RSUs granted to the Named Executive Officers as a tentative award will not be earned, and the actual number of RSUs finally awarded will not be finally determined, until the expiration of the 2014 performance period on December 31, 2016.  Any restricted shares earned will vest, subject to certain conditions set forth in the Equity Compensation Plan Policy, on January 31, 2018.  The performance targets for these grants are the same as the performance targets for the grants made to Kevin Knight.  See Compensation Paid to our Chief Executive Officer for more information.

Each of our other Named Executive Officers receives a vehicle allowance or is provided a company vehicle. Since acquiring a company aircraft in 2014, certain Named Executive Officers have used such aircraft for limited personal purposes.  In 2014, we incurred an incremental cost of $9,403 (or $18,806 total) for each of David Jackson’s and Kevin Quast’s personal use of our company aircraft.  In 2014, in addition to providing medical, dental, and group life insurance to our Named Executive Officers, we contributed $1,000 to each Named Executive Officer’s account under our 401(k) Plan.  This represents our maximum matching discretionary contribution per participant.  We report the vehicle allowance or vehicle compensation amount and the 401(k) contribution in the “All Other Compensation” column in the Summary Compensation Table.

Compensation Decisions with Respect to 2015

On January 1, 2015, Kevin Knight became Executive Chairman and David Jackson became CEO.  In October 2014, Keith Knight stepped down as Chief Operating Officer and has not served as an executive officer since such time.  In February 2015, the Compensation Committee approved maximum cash bonus opportunities under our Performance Cash Bonus Plan for 2015 under which (i) each of Kevin Knight and David Jackson is eligible to receive a cash bonus of up to 100% of his base salary; (ii) Adam Miller is eligible to receive a cash bonus of up to 75% of his base salary, (iii) each of James Updike and Kevin Quast is eligible to receive a cash bonus of up to 60% of his base salary; and (iv)  Keith Knight is eligible to receive a cash bonus of up to 40% of his base salary.  As in 2014, the percentage of salary assigned to each Named Executive Officer is based on the Compensation Committee’s evaluation of (i) the magnitude of each Named Executive Officer’s ability to affect corporate performance based on the Named Executive Officer’s responsibilities at the time, (ii) the composition of the respective Named Executive Officer’s total compensation package, (iii) our long-term profitability and earnings goals, and (iv) the recommendations of Farient.

The performance targets under the Performance Cash Bonus Plan for 2015 again relate to the growth in net income compared with net income in 2014 and return on net assets (the “2015 Performance Targets”).  The 2015 Performance Target range is from 30% target bonus achievement at 2.0-4.0% net income growth combined with 9.0-9.5% return on net assets to 100% bonus target achievement at 13.0% or higher net income growth combined with 11.0% or greater return on net assets.  Given the economic and freight environments at the date the targets were adopted, the Compensation Committee viewed the 2015 Performance Targets as reflecting a range of performance that is achievable but uncertain, with the upper end of the range reflecting a significant accomplishment.  The 2015 Performance Targets were thoroughly reviewed and approved by the Compensation Committee after consultation with Kevin Knight, David Jackson, and Adam Miller and with input from Farient.  The 2015 Performance Targets do not reflect any opinion or projection of management concerning net income or return on net assets expectations for the year. As with the performance targets established in prior years, the Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the 2015 Performance Targets.

In February 2015, the Compensation Committee reviewed and recommended to the Board the adoption of the 2015 Omnibus Incentive Plan.  In March 2015, the Board of Directors adopted the 2015 Omnibus Incentive Plan. The 2015 Omnibus Incentive Plan will be submitted to shareholders for approval at the Annual Meeting.  If the plan is approved, the Compensation Committee intends to consider and adopt performance-based RSUs for the Company’s executive officers, including the Named Executive Officers, on a basis similar to the 2014 grants under the Equity

Compensation Plan Policy.  If the 2015 Omnibus Incentive Plan is not approved by the shareholders, the Compensation Committee expects to take other action to ensure our executive officers are properly compensated. Please see Proposal No. 4 – Approval of the Knight Transportation, Inc. 2015 Omnibus Incentive Plan for additional details regarding the Omnibus Incentive Plan.

Also on March 12, 2015, the Compensation Committee adopted a special 2015 bonus program for Kevin Knight to encourage his continued mentoring and development of David Jackson in the role of CEO and his efforts toward continuity of other management personnel and strategic initiatives.  The bonus opportunity is up to $1.375 million and was awarded as performance-based compensation under the Executive Cash Bonus Plan.  The bonus is payable only if two financial criteria are met by the Company during 2015.  The first criterion is achieving the minimum net income growth and return on net assets targets under the 2015 Performance Cash Bonus Plan (2% net income growth and 9.0% return on adjusted net assets, respectively).  The second criterion is achievement of minimum operating income by the Barr-Nunn business consistent with the acquisition plan.  If both financial criteria are satisfied, Mr. Knight will be eligible for up to the full bonus amount.  The Compensation Committee will then evaluate seven leadership development criteria and be entitled to exercise negative discretion to lower the award (but not increase it) depending on the Committee’s assessment of Mr. Knight’s performance against those criteria.

Benchmarking Compensation

The Compensation Committee uses a peer group of companies to assess whether our compensation programs are competitive in structure and amount. Our executive compensation is not determined by any formula or ranking within the peer group.  However, our total shareholder return compared to the peer group total shareholder return does impact the payout percentage under our RSUs.

The Compensation Committee, with the advice of Farient, considers several criteria to determine our peer group from time to time.  These criteria generally point to companies that (i) are in the same or similar lines of business, (ii) compete for the same customers with similar products and services, (iii) have comparable financial characteristics that investors view similarly, (iv) consider us a peer, (v) ISS considers our peers, and (vi) are within a reasonable range in terms of percentile rank of the Company for key financial metrics such as revenue, EBITDA, total assets, return on assets, return on equity, return on capital, and market capitalization.  For 2014, the peer group was comprised of the following trucking and rail companies: JB Hunt Transport Services, Inc.; Swift Transportation Company; Kansas City Southern; Old Dominion Freight Line Inc.; Werner Enterprises Inc.; Genesee & Wyoming Inc.; Covenant Transportation Group, Inc.; Marten Transport Ltd.; Celadon Group Inc.; and Heartland Express, Inc.  The composition of our peer group may change over time based on market events such as mergers or other business combinations.  Farient and the Compensation Committee periodically review our peer group to confirm that it continues to be an appropriate benchmark for our compensation program.  For 2015, our peer group was identified as Celadon Group, Inc.; Covenant Transportation Group, Inc.; Heartland Express, Inc.; Landstar System, Inc.; Marten Transport, Ltd.; P.A.M. Transportation Services, Inc.; Swift Transportation Company; and Werner Enterprises, Inc.  The Compensation Committee determined that the asset size, growth, margin, and return characteristics of the railroads and JB Hunt Transport Services had become less applicable to the Company.  In addition, the financial performance of several truckload carriers had become significantly improved and more comparable to the Company’s.  Old Dominion Freight Line would have been the only less-than-truckload company, and the Compensation Committee determined an all full-truckload peer group would be preferable.

2014 Compensation and Corporate Governance Policies

During 2014, a number of actions were taken in furtherance of the Board’s and its Committees’ risk oversight functions.  In conjunction with Farient and outside legal counsel, and with the support and cooperation of our directors and executive officers, the following actions occurred:

•	Minimum stock retention requirements for directors and executive officers were adopted. Any shares subject to hedging or pledging arrangements do not count toward the requirement.

•
Anti-hedging and anti-pledging restrictions were adopted, which prohibit new hedges and pledges by all directors and executive officers.  Existing transactions by Kevin Knight and Gary Knight were grandfathered.

•	Randy Knight resigned from the Board and Keith Knight stepped down as an executive officer.

•
Hedging reduction requirements were adopted that require the two grandfathered persons to cut by 50% their hedged and pledged shares by October 2020 (to an aggregate of approximately 2.5 million shares).  This compares to 14.8 million shares pledged by four Knight family members at the beginning of 2014.

•	Clawback procedures applicable to equity and cash incentive compensation were adopted.

•	Performance-based equity compensation was implemented, as described above.

The Compensation Committee believes these policies and other actions taken during 2014 positively impact the compensation-related risks faced by the Company.

Minimum Stock Retention Requirements

The Knight Transportation, Inc. Stock Ownership and Retention Policy (the “Retention Policy”) requires each non-employee director to own Company stock having a value of the lesser of (i) three times the director’s annual fee compensation and (ii) $100,000.  Each non-employee director must own such amount by the later of five years from (x) the date of adoption of the Retention Policy and (y) the director’s appointment or election to the Board.  Our key officers, as designated under the Retention Policy, also must meet certain stock ownership requirements.  Currently, key officers under the Retention Policy are (i) our CEO, who must own Company stock having a value of five times his base salary; (ii) our CFO, who must own Company stock having a value of three times his base salary; and (iii) our Chief Operations Officer, who must own Company stock having a value of twice his base salary.  The Compensation Committee of the Board of Directors also regards the Executive Chair as subject to the Retention Policy and can designate other key officers that will be subject to the Retention Policy.  Key officers must achieve such ownership by the later of eight years from (x) the adoption of the Retention Policy and (y) the appointment of the applicable officer.  The Compensation Committee will establish retention amounts for other officers at such time as they are designated as key officers under the Retention Policy.  Pledged and hedged shares are excluded from the calculation of the retention amounts.

Stock Pledging and Hedging Policy

Under the First Amended and Restated Stock Pledging and Hedging Policy, adopted on October 1, 2014, our directors and executive officers are prohibited from engaging in any future pledging or hedging transactions.  The only exceptions are for the grandfathered shares of Kevin Knight and Gary Knight that are subject to existing transactions (approximately a total of 3.6 million shares at February 28, 2015) renewals or extensions of those transactions that do not involve any increase in the number of shares, and limited hardship exemptions judged by the Governance Committee not to present significant risk to shareholders, but only for certain executive officers, and only if the hardship was caused by circumstances outside the control of the covered person.  Non-employee directors, Gary and Kevin Knight, and the CEO are not eligible for a hardship exemption.  In addition, each of Kevin Knight and Gary Knight must reduce his number of shares subject to grandfathered transactions at the adoption of the policy by 50% by October 1, 2020.

Clawback Policy

The Compensation Committee adopted a policy (the “Clawback Policy”) covering cash or equity incentive compensation paid to any executive after January 1, 2014.  The policy allows the recapture of cash or equity compensation if the Compensation Committee determines that any of the following has occurred: (a) a cash or equity incentive compensation award was predicated upon the achievement of financial results that were subsequently the subject of a restatement of the Company’s audited financial statements triggered by a material accounting error in previously issued financial statements (a “significant restatement”) of financial results or a lower cash or equity incentive compensation award would have been made to the executive based on the significant restatement, (b) the executive engaged in fraud or misconduct that caused or partially caused the need for the significant restatement of financial results, or (c) an event specified in Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law, or any regulations thereunder.  If the Compensation Committee determines that one of the foregoing events has occurred, the Compensation Committee has sole discretion to require that the executive reimburse the Company in the amount by which the executive’s equity or cash incentive compensation award for the relevant period exceeded the lower award that would have been made, based upon the restated financial results, plus a reasonable rate of interest, if appropriate in the discretion of the Compensation Committee.

Risk Considerations Regarding Compensation

As required by SEC rules, the Company has assessed the risks that could arise from its compensation policies for all employees, including employees who are not officers.  We believe our compensation policies and practices for executive and non-executive employees create appropriate and meaningful incentives for our employees, avoid excessive or inappropriate risks, and properly align our executive and non-executive employees’ interests with those of our shareholders.  Our Compensation Committee assesses the risks that could arise from such policies and practices by reviewing the various elements and aspects of our compensation, including base salaries, incentive compensation (which includes long-term equity awards and performance-based and discretionary annual cash bonuses), other compensation that includes perquisites, and employee benefits generally available to all of our employees.  Our Stock Pledging and Hedging Policy and stock retention guidelines further align the interest of our executive officers and directors with the long-term interests of our shareholders.  Upon concluding such assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse impact on the Company.  In making this determination, our Compensation Committee primarily considered the following factors:

•	Long-term incentive compensation awards focus participants on actions required to generate long-term growth and sustain returns on assets that correlate directly with stock price performance.

•
Annual performance-based cash bonus compensation awarded under our Performance Cash Bonus Plan is equal to 30% to 100% of base salary amounts and has been based on both net income and return on net assets so as not to encourage short-term risk taking.  Potential discretionary bonuses also encourage appropriate behavior.

•	Equity awards frequently have staggered or long-term vesting schedules and further align executive compensation with increasing shareholder value.

•	The Clawback Policy reinforces our emphasis on alignment of interests and proper and transparent financial results.

•	The Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.

Role of Shareholder “Say-on-Pay” Vote

We provide our shareholders with an annual advisory vote to approve the compensation of our executive officers (commonly referred to as a “say-on-pay” proposal) pursuant to Section 14A of the Exchange Act.  At our 2014 Annual Meeting of Shareholders, our shareholders approved the “say-on-pay” proposal by the affirmative vote of approximately 99.7% of the shares cast on that proposal.  The Compensation Committee believes the voting results affirm shareholders’ support of the Company’s executive compensation program and policies and approach to executive compensation.  The Compensation Committee will continue to consider the outcome of the Company’s “say-on-pay” proposals when making future compensation decisions for our Named Executive Officers.

Employment Agreements

We currently do not have any employment contracts, severance agreements, change-of-control agreements, or other agreements or arrangements with our executive officers, including our Named Executive Officers, that provide for payment or benefits to any executive officer at, following, or in connection with a change in control, a change in an executive officer’s responsibilities, or an executive officer’s termination of employment, including resignation, severance, retirement, or constructive termination.  Each of the Named Executive Officers is employed at will.

Summary Compensation Table

The following table sets forth information concerning the total compensation for fiscal year 2014 awarded to, earned by, or paid to our Named Executive Officers who were, at December 31, 2014, (i) our CEO, (ii) our CFO, (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the fiscal year ended December 31, 2014, and (iv) an individual who was one of our five most highly compensated individuals for the fiscal year ended December 31, 2014, but was not serving as an executive officer as of December 31, 2014.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Grant Date Fair Value of Restricted Stock Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Kevin P. Knight, Chairman and CEO(6)	2014	590,000	125,000	1,582,257(4)	590,000	256,477	3,143,734
	2013	590,000	130,750	-	44,250	277,055	1,042,055
	2012	555,385	177,000	-	177,000	250,013	1,159,398
Adam Miller, CFO, Secretary and Treasurer	2014	212,251	15,000	131,867(4)	94,000	14,278	467,396
	2013	165,000	37,188	125,280(5)	6,563	14,470	348,501
	2012	140,096	37,500	-	22,500	11,654	211,750
David A. Jackson, President(6)	2014	315,385	-	210,977(4)	175,000	28,089	729,451
	2013	246,000	52,000	203,580(5)	13,000	11,432	526,012
	2012	215,096	67,500	-	45,000	5,422	333,018
Kevin Quast, EVP and Chief Operations Officer (7)	2014	225,385	-	131,867(4)	94,000	23,519	474,771
James E. Updike, Jr., EVP of Sales and Marketing(7)	2014	227,308	-	131,867(4)	94,000	17,015	470,190
Keith T. Knight, COO(8)	2014	350,000	-	421,930(4)	140,000	20,462	582,742
	2013	350,000	87,500	-	17,500	23,391	478,391
	2012	332,692	70,000	-	70,000	19,822	492,514

(1)	Effective April 2012, salaries were restored to $590,000 and $350,000 for Kevin Knight and Keith Knight, respectively, following their prior voluntary salary reductions.
(2)
The compensation disclosed in this column for 2014 represents Bonus Plan Compensation awarded under our Performance Cash Bonus Plan.  Refer to the Grants of Plan-Based Awards table and Executive Compensation – Compensation Discussion and Analysis for further information regarding the 2014 Bonus Plan Compensation for our Named Executive Officers.

(3)	Refer to the All Other Compensation table for more detailed information about compensation reported in this column.
(4)
These amounts represent the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718, which was $23.85 per share.  These amounts reflect our accounting expense to be recognized over the vesting period of the 2014 RSUs awarded, and do not correspond to the actual value that will be recognized by the Named Executive Officers.  The number of shares ultimately issued pursuant to the 2014 RSUs varies depending upon the satisfaction of performance conditions and shareholder return conditions relative to our peer group.  The $23.85 per share grant date fair value reflects the probable outcome of the shareholder return conditions pursuant to the Monte Carlo Simulation Valuation model.  The stated grant date fair value for the 2014 RSUs further assumes that the performance conditions will be achieved at the target level.  Assuming both the performance conditions and shareholder return conditions are achieved at the highest level, and using a per share grant date fair value equal to the closing price of our stock on the grant date ($22.61), the grant date fair value of the 2014 RSUs would be $2,812,480, $234,398, $375,009, $234,398, $234,398, and $749,996 for Messrs. Kevin Knight, Miller, Jackson, Quast, Updike and Keith Knight, respectively.  It would not be appropriate to use the $23.85 per share grant date fair value for purposes of this assumed maximum achievement because the $23.85 per share grant date fair value already accounts for the probable outcome of the shareholder return conditions under the Monte Carlo Simulation Valuation model.  For additional information on the valuation assumptions with respect to the grants, refer to Note 9, Stock Based Compensation and Employee Benefit Plans, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2014, as filed with the SEC.

(5)
These amounts represent the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718, which was $15.66 per share based on the market closing price of our stock on grant date of February 28, 2013. These amounts reflect our accounting expense to be recognized over the vesting period of the 2013 RSUs awarded, and do not correspond to the actual value that will be recognized by the Named Executive Officers. No RSUs were granted to our Named Executive Officers in 2012.

(6)	Kevin Knight served as our CEO through December 31, 2014. David Jackson replaced Kevin Knight as CEO effective January 1, 2015.
(7)	Kevin Quast and James E. Updike, Jr. were not Named Executive Officers in 2013 or 2012.
(8)	In October 2014, Keith Knight stepped down as COO and has not served as an executive officer since that time.

All Other Compensation Table

The following table describes each component reported in the “All Other Compensation” column in the Summary Compensation Table for 2014.

Name	Year	Perquisites and Other Personal Benefits(1) ($)	Cash Dividends for Restricted Stock Units Vested in 2014 ($)	Contributions to Retirement and 401(k) Plans(2) ($)	Total ($)
Kevin P. Knight	2014	249,852(3)	5,625	1,000	256,477
Adam Miller	2014	8,204(4)	5,074	1,000	14,278
David A. Jackson	2014	21,403(5)	5,687	1,000	28,089
Kevin Quast	2014	17,539(5)	4,980	1,000	23,519
James E. Updike, Jr.	2014	9,720(4)	6,295	1,000	17,015
Keith T. Knight	2014	14,400(4)	5,063	1,000	20,462

(1)
This column represents the total amount of perquisites and other personal benefits provided to the Named Executive Officer.  Each perquisite and personal benefit is valued on the basis of the aggregate incremental cost to the Company.

(2)
Each contribution on behalf of each Named Executive Officer to the 401(k) Plan constitutes our maximum matching discretionary contribution per participant made on the same terms as provided to all of our eligible employees.

(3)
Of the total amount disclosed for Kevin Knight, $17,160 is attributable to his vehicle allowance and $232,692 is attributable to his air travel allowance.  The vehicle allowance for Mr. Knight was computed based upon the Company’s out-of-pocket costs for monthly lease payment, fuel, and operating costs.  The air travel allowance was computed based on the amount paid by the Company to Mr. Knight for such perquisite. For more detailed information regarding the computation of Mr. Knight’s air travel allowance, refer to Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – Compensation Paid to Our Chief Executive Officer.

(4)	For each of these Named Executive Officers, the amount represents compensation for vehicle allowance.
(5)
Of the total disclosed for David Jackson and Kevin Quast, $12,000 and $8,136, respectively, is attributable to their vehicle allowance, and $9,403 each is attributable to their personal use of the Company aircraft.  The use of the Company aircraft for both Mr. Jackson and Mr. Quast was computed based upon the incremental operating cost to the company per flight hour.

Narrative to Summary Compensation Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information regarding the incentive awards granted to our Named Executive Officers during 2014 under our Performance Cash Bonus Plan and Equity Compensation Plan Policy.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			Grant Date Fair Value of Stock and Option Awards(9) ($)
		Threshold(2) ($)	Target(3) ($)	Maximum(4) ($)	Threshold(6) (#)	Target(7) (#)	Maximum(8) (#)
Kevin P. Knight	-	177,000	295,000	590,000	-	-	-	-
	03/14/2014	-	-	-	4,976	66,342	124,391	1,582,257
Adam Miller	-	28,200	47,000	94,000	-	-	-	-
	03/14/2014	-	-	-	415	5,529	10,367	131,867
David A. Jackson	-	52,500	87,500	175,000	-	-	-	-
	03/14/2014	-	-	-	663	8,846	16,586	210,977
Kevin Quast	-	28,200	47,000	94,000	-	-	-	-
	03/14/2014	-	-	-	415	5,529	10,367	131,867
James E. Updike, Jr.	-	28,200	47,000	94,000	-	-	-	-
	03/14/2014	-	-	-	415	5,529	10,367	131,867
Keith T. Knight	-	42,000	70,000	140,000	-	-	-	-
	03/14/2014	-	-	-	1,327	17,691	33,171	421,930

(1)
These columns represent the potential value of 2014 Bonus Plan Compensation for each Named Executive Officer under our Performance Cash Bonus Plan, for which target amounts were approved by the Compensation Committee on February 4, 2014.  See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to the 2014 Performance Targets related to Bonus Plan Compensation for each Named Executive Officer.  The bonus threshold, target, and maximum set forth above are based upon the Named Executive Officer’s 2014 base salary.  All of the 2014 Performance Targets required to qualify for a payout under the Performance Cash Bonus Plan were met and, accordingly, the maximum Bonus Plan Compensation awards were paid under this plan.  The Bonus Plan Compensation paid to each Named Executive Officer is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal year 2014.

(2)	The bonus threshold set forth in this column is the minimum amount payable with respect to an award in the event that certain performance targets are met.
(3)
The bonus target set forth in this column is based upon fifty percent (50%) of the maximum bonus.  The 2014 Performance Target payout amounts shown in this column are also disclosed in the Summary Compensation Table for fiscal year 2014 and therefore do not constitute additional compensation not otherwise reported in this Proxy Statement.

(4)	The bonus maximum set forth in this column is the maximum amount payable with respect to an award in the event that certain performance targets are met.

(5)
These columns represent the potential value of 2014 RSUs for each Named Executive Officer under our Equity Compensation Plan Policy, for which target awards were approved by the Compensation Committee on March 14, 2014.  See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to the 2014 RSUs for each Named Executive Officer.  The bonus threshold, target, and maximum set forth above are based upon the Named Executive Officer’s 2014 target award. The RSUs granted to the Named Executive Officers as a tentative award will not be earned, and the actual number of RSUs finally awarded will not be finally determined, until the expiration of the 2014 performance period on December 31, 2016.

(6)
The RSU award threshold set forth in this column is the minimum shares payable with respect to an award in the event that certain performance targets are met. The number of shares ultimately issued pursuant to the 2014 RSUs varies depending upon the satisfaction of performance conditions and shareholder return conditions relative to our peer group.

(7)
The number of shares reported in this column represents the target shares to be issued under RSUs on the grant dates. The actual number of shares to be issued will be determined at the end of the performance measurement period and depends on the achievement of performance and shareholder return conditions. These equity awards are also disclosed in the Summary Compensation Table for fiscal year 2014 and Outstanding Equity Awards at Year-End table and therefore do not constitute additional compensation not otherwise reported in this Proxy Statement.

(8)
The RSU award maximum set forth in this column is the maximum shares payable with respect to an award in the event that certain performance targets and shareholder return conditions are met. The number of shares ultimately issued pursuant to the 2014 RSUs varies depending upon the satisfaction of performance conditions and shareholder return conditions relative to our peer group.

(9)
The amount disclosed in this column represents the aggregate grant date fair value of 2014 RSUs computed in accordance with FASB ASC Topic 718, which was $23.85 per share.  These amounts reflect our accounting expense to be recognized over the vesting period of the 2014 RSUs, and do not correspond to the actual value that will be recognized by the Named Executive Officers.  The number of shares ultimately issued pursuant to the 2014 RSUs varies depending upon the satisfaction of performance conditions and shareholder return conditions relative to our peer group.  The $23.85 per share grant date fair value reflects the probable outcome of the shareholder return conditions pursuant to the Monte Carlo Simulation Valuation model.  The stated grant date fair value for the 2014 RSUs further assumes that the performance conditions will be achieved at the target level.  For additional information on the valuation assumptions with respect to the grants, refer to Note 9, Stock Based Compensation and Employee Benefit Plans, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2014, as filed with the SEC.

Narrative to Grants of Plan-Based Awards

See Executive Compensation – Compensation Discussion and Analysis for a complete description of the performance targets for payment of incentive awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all outstanding equity grants made under our Equity Compensation Plan and held by our Named Executive Officers as of December 31, 2014.  All outstanding equity awards are in shares of our Common Stock.  Both the stock option and RSU awards generally are contingent upon the recipient’s continued employment with us through each vesting date.  If a recipient’s employment with us is terminated, each award increment for which the vesting date has not occurred will be forfeited pursuant to our Equity Compensation Plan and the recipient’s award agreement.

Name	Option Awards(1)				Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Date(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Kevin P. Knight	08/19/2005	203,709	$15.68	08/18/2015
	05/24/2006	75,000	$18.44	05/23/2016
	05/24/2007	45,000	$18.23	05/23/2017
	05/22/2008	75,000	$17.29	05/21/2018
					10/30/2009	36,000	$1,211,760
					03/14/2014	124,391(4)	$4,187,009
Adam Miller					10/30/2009	14,400	$484,704
					11/30/2011	5,500	$185,130
					02/28/2013	6,400	$215,424
					03/14/2014	10,367(4)	$348,949
David A. Jackson	05/24/2006 05/24/2007	4,102 12,500	$18.44 $18.23	05/23/2016 05/23/2017
					10/30/2009	32,400	$1,090,584
					02/28/2013	10,400	$350,064
					03/14/2014	16,586(4)	$558,293
Kevin Quast	05/18/2006	5,000	$18.75	05/17/2016
	05/19/2006	1,000	$18.77	05/18/2016
	05/25/2007	6,000	$18.20	05/24/2017
	02/29/2008	10,000	$14.79	02/27/2018
	05/22/2008	7,500	$17.29	05/21/2018
					10/30/2009	28,800	$969,408
					02/28/2013	8,000	$269,280
					03/14/2014	10,367(4)	$348,949
James E. Updike, Jr.					10/30/2009	21,600	$727,056
					10/30/2011	5,500	$185,130
					02/28/2013	8,000	$269,280
					03/14/2014	10,367(4)	$348,949
Keith T. Knight	08/19/2005	30,000	$15.68	08/18/2015
	05/24/2006	30,000	$18.44	05/23/2016
	05/24/2007	20,000	$18.23	05/23/2017
	05/22/2008	40,000	$17.29	05/21/2018
					10/30/2009	32,400	$1,090,584
					03/14/2014	33,171(4)	$1,116,523

(1)
In the first quarter of 2012, the Compensation Committee approved the accelerated vesting of certain stock options that were issued prior to 2009. As of December 31, 2012, all such options outstanding for the Named Executive Officers then became fully vested and exercisable.  For that reason, the “Number of Securities Underlying Unexercised Options, Unexercisable” column of this table has been omitted.

(2)
Equity awards listed represent RSUs awarded to our Named Executive Officers. As of December 31, 2014, RSUs granted on October 30, 2009 vest annually over the following 13-year period: 6% on January 31, 2011; 8% on January 31 of 2012; 9% on January 31, 2013; 5% on January 31, 2014; 10% on January 31, 2015; 8% on January 31, 2016; 7% on January 31, 2017; 8% on January 31, 2018 to 2019; 7% on January 31, 2020; 8% on January 31, 2021 to 2023.  RSUs granted on November 30, 2011 vest annually over the following five-year period: 10% on November 30, 2012; 15% on November 30, 2013; 20% on November 30, 2014; 25% on November 30, 2015; and 30% on November 30, 2016.  RSUs granted on February 28, 2013 vest annually in equal 20% increments on January 31, 2014, 2015, 2016, 2017, and 2018. RSUs granted on March 14, 2014 vest on January 31, 2018, or thirteen months after the three year performance period expires.

(3)	Market value of RSUs is calculated by multiplying the number of restricted shares that have not vested by the closing market price of our Common Stock on December 31, 2014, which was $33.66 per share.
(4)
The number of unvested RSUs under the awards granted in 2014 reflects the maximum shares payable with respect to such awards in the event that certain performance targets and shareholder return conditions are met. The number of shares ultimately issued pursuant to the RSUs granted in 2014 varies depending upon the satisfaction of performance conditions and shareholder return conditions relative to our peer group. The actual number of RSUs finally awarded will not be determined until the expiration of the 2014 performance period on December 31, 2016.

Option Exercises and Stock Vested

The following table sets forth information regarding the values realized by our Named Executive Officers upon the exercising of stock options and vesting of RSUs during fiscal year 2014, and such values reflect the total pre-tax value realized by each Named Executive Officer.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Kevin P. Knight	613,792	$10,025,546	2,500	$53,375
Adam Miller	16,460	$123,048	4,600	$122,050
David A. Jackson	40,202	$193,301	4,850	$103,548
Kevin Quast	6,750	$120,150	4,000	$85,400
James E. Updike, Jr.	29,009	$163,145	5,500	$141,265
Keith T. Knight	22,500	$262,679	2,250	$48,038

(1)	The number of options exercised in 2014.
(2)	Calculated by subtracting the aggregate exercise price of the exercised options from the aggregate market value of the shares of Common Stock acquired on the exercise date.
(3)	The number of common shares acquired upon the vesting of stock awards.
(4)	Calculated by multiplying the aggregate number of shares vested by the closing market price of our Common Stock on the date the shares became vested.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for 2014.  This table does not include those directors who are also Company employees because such employee directors do not receive any compensation for their service on our Board and Board committees.  Our non-employee directors did not receive any Bonus Plan Compensation or stock option awards in 2014 and do not participate in any benefit, pension, or nonqualified deferred compensation plan.  For these reasons, those columns are omitted from the table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Perquisites and Other Personal Benefits(3) ($)	Total ($)
Donald A. Bliss	33,000	32,998	16,678	82,676
Michael Garnreiter	36,250	36,245	-	72,495
Richard J. Lehmann	32,500	32,498	-	64,998
G.D. Madden	32,500	32,498	-	64,998
Kathryn L. Munro	33,750	33,747	-	67,497
Richard C. Kraemer	32,500	32,498	-	64,998

(1)	This column represents the amount of cash compensation paid in 2014 for Board and Board committee service.
(2)
This column represents the expense recognized for financial statement reporting purposes with respect to the 2014 fiscal year for the fair value of stock awards granted to each non-employee director in 2014, in accordance with FASB ASC Topic 718.  In May 2014, Donald Bliss received 1,453 shares; Michael Garnreiter received 1,596 shares; Richard Lehmann received 1,431 shares; G.D. Madden received 1,431 shares; Kathryn Munro received 1,486 shares; and Richard Kraemer received 1,431 shares of our Common Stock.  Each director’s respective stock award was determined by dividing the current year’s director compensation subject to payment in Common Stock, by the closing market price of our Common Stock on the date of grant, or $22.71 per share.

(3)
This column represents the total amount of perquisites and other personal benefits provided to the Directors. Each perquisite and personal benefit is valued on the basis of the aggregate incremental cost to the Company. In this column, the amount disclosed for Donald Bliss represents amounts attributable to his personal use of the Company aircraft.  The use of the Company aircraft for Mr. Bliss was computed based upon the incremental operating cost to the Company per flight hour.

Narrative to Director Compensation

The Board, upon the recommendation of our Compensation Committee, establishes the form and amount of compensation paid to our directors who are not 10% shareholders or our officers or employees (collectively, the “Outside Directors”).  In May 2014, the Board approved, upon recommendation from our Compensation Committee, the following compensation for our Outside Directors for all of fiscal 2014: annual retainer of $60,000 for each Outside Director, payable 50% in cash and 50% in Common Stock; $12,500 annual cash retainer for the Chair of the Audit Committee and $2,500 annual cash retainer for each other member of the Audit Committee; $7,500 annual cash retainer for the Chair of the Compensation Committee and $2,500 annual cash retainer for each other member of the Compensation Committee; and $6,000 annual cash retainer for the Chair of the Governance Committee and $2,500 annual cash retainer for each other member of the Governance Committee.  The number of shares of Common Stock issued on May 15, 2014 was determined by dividing the amount of the compensation subject to payment in Common Stock by the closing market price of our Common Stock on the date of the grant.  The Common Stock was issued as stock grants under the Independent Director provision of our Equity Compensation Plan, which reserved 200,000 shares of our Common Stock for compensatory grants to Outside Directors.  No other fees were paid for attendance at Board and Board committee meetings during 2014.

Directors who are our officers or employees or 10% shareholders do not receive compensation for Board or Board committee service.  During 2014, we did, however, reimburse all directors for travel and other related expenses.

In 2014, as described above, our Outside Directors received 50% of their compensation in cash and 50% in the form of Common Stock.  Effective March 2015, the Board approved, upon the recommendation of our Compensation Committee, the Knight Transportation, Inc. Directors Equity Grant Policy (the “Equity Grant Policy”), which allows our Outside Directors to elect to receive up to 100% of their compensation in the form of Common Stock.  In addition, our Outside Directors may choose to receive the stock grant portion of their compensation in the form of restricted stock or in the form of RSUs.  Any grant of restricted stock made under the Equity Grant Policy is valued at the closing price of Common Stock on the date of such grant. Grants of RSUs with performance conditions are valued in accordance with FASB ASC Topic 718.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2015, the number and percentage of outstanding shares of our Common Stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each Named Executive Officer and our directors, and by all of our directors and executive officers as a group.  Share information for BlackRock, Inc. is based solely upon the Schedule 13G/A filed with the SEC on January 30, 2015  Share information for Wasatch Advisors Inc. is based solely upon the Schedule 13G/A filed with the SEC on February 17, 2015.  We had outstanding 82,170,247 shares of Common Stock as of February 28, 2015.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
Kevin P. Knight(3)	4,549,763	5.5%
Gary J. Knight(4)	5,206,580	6.3%
Keith T. Knight(5)	5,338,168	6.5%
Donald A. Bliss(6)	25,349	*
G.D. Madden(7)	53,699	*
Michael Garnreiter(8)	7,428	*
Kathryn L. Munro(9)	13,767	*
Richard J. Lehmann(10)	14,997	*
Richard C. Kraemer(11)	4,228	*
David A. Jackson(12)	31,431	*
Adam Miller(13)	10,317	*
Kevin Quast (14)	75,057	*
James E. Updike, Jr. (15)	10,010	*
BlackRock, Inc.(16)	5,118,428	6.2%
Randy Knight(17)	4,380,464	5.3%
Wasatch Advisors Inc. (18)	7,039,594	8.6%

All directors and executive officers as a group (twelve (12) persons)	10,002,626	12.2%
* Represents less than 1.0% of the outstanding Common Stock.

(1)
The address of each Named Executive Officer, executive officer, and director is 20002 North 19th Avenue, Phoenix, Arizona 85027.  The address for BlackRock is 40 East 52nd Street, New York, New York 10022.  The address for Wasatch is 505 Wakara Way, Salt Lake City, Utah  84108.

(2)
In accordance with applicable rules under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of Common Stock and underlying options that are currently exercisable or will be exercisable within 60 days from February 28, 2015.  Shares of Common Stock underlying stock options that are currently exercisable or will be exercisable within 60 days from February 28, 2015, are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes: (a) 4,191,981 shares beneficially owned by Kevin Knight over which he and his wife, Sydney Knight, exercise sole voting and investment power pursuant to a revocable living trust; (b) 12,782 shares beneficially owned by Kevin Knight; (c) 150,000 forward sale shares; and (d) 195,000 shares covered by stock options granted to Kevin Knight that are currently exercisable or that will become exercisable within 60 days.  Kevin Knight has pledged as security 2,100,000 of the shares that he beneficially owns.

(4)
Includes: (a) 5,134,103 shares beneficially owned by Gary Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; (b) 7,477 shares beneficially owned by Gary Knight.; and (c) 65,000 shares covered by stock options granted to Gary Knight that are currently exercisable or that will become exercisable within 60 days. Gary Knight has pledged as security 1,520,051 of the shares that he beneficially owns.

(5)
Includes: (a) 4,913,030 shares beneficially owned by Keith Knight over which he and his wife, Fawna Knight, exercise sole voting and investment power as trustees under a revocable trust agreement; (b) 12,417 shares beneficially owned by Keith Knight; (c) 1,119 shares beneficially owned by Fawna Knight; (d) 338 shares over which Keith Knight is a Custodian for Mason Knight DeJong under the UTMA of California; (e) 97,088 shares over which Keith Knight is the Trustee under The 2011 Keith and Fawna Knight Irrevocable Gift Trust for the benefit of Keisha Knight DeJong; (f) 97,088 shares over which Keith Knight is the Trustee under The 2011 Keith and Fawna Knight Irrevocable Gift Trust for the benefit of Ren V. Knight; (g) 97,088 shares over which Keith Knight is the Trustee under The 2011 Keith and Fawna Knight Irrevocable Gift Trust for the benefit of Kendall Knight; and (h) 120,000 shares covered by a stock option granted to Keith Knight that is currently exercisable or that will become exercisable within 60 days. Keith Knight has pledged as security 4,196,317 of the shares that he beneficially owns. The shares beneficially owned by Keith Knight are not included in the calculation of all directors and executive officers as a group as Keith Knight is not currently an executive officer.

(6)
Includes: (a) 22,849 shares beneficially owned by Donald A. Bliss over which he exercises sole voting and investment powers under a revocable trust agreement; and (b) 2,500 shares covered by stock options granted to Mr. Bliss that are currently exercisable or that will become exercisable within 60 days.

(7)
Includes: (a) 50,799 shares held directly by G.D. Madden; (b) 400 shares not held directly by G.D. Madden, but for which he exercises voting control (these shares were purchased and reported by G.D. Madden in 2008 for four grandchildren (100 shares each), none of whom live with G.D. Madden); and (c) 2,500 shares covered by stock options granted to Mr. Madden that are currently exercisable or that will become exercisable within 60 days.

(8)	Includes 7,428 shares held directly by Michael Garnreiter.

(9)	Includes 12,767 shares held directly by Kathryn Munro; and (b) 1,000 shares covered by stock options granted to Ms. Munro that are currently exercisable or that will become exercisable within 60 days.

(10)
Includes 11,497 shares held directly by Richard Lehmann; and (b) 3,500 shares covered by stock options granted to Mr. Lehmann that are currently exercisable or that will become exercisable within 60 days.

(11)	Includes 4,228 shares held directly by Richard Kraemer.

(12)
Includes: (a) 14,829 shares held directly by David Jackson; and (b) 16,602 shares covered by stock options granted to Mr. Jackson that are currently exercisable or that will become exercisable within 60 days.

(13)	Includes 10,317 shares held directly by Adam Miller.

(14)
Includes: (a) 43,685 shares beneficially owned by Kevin Quast over which he exercises sole voting and investment powers; (b) 1,872 shares that are held jointly in an account owned by Kevin Quast and his spouse; and (c) 29,500 shares covered by stock options granted to Mr. Quast that are currently exercisable or that will become exercisable within 60 days.

(15)	Includes 10,010 shares held directly by James E. Updike, Jr.

(16)
As reported on Schedule 13G/A filed with the SEC on January 30, 2015, which indicates that BlackRock has sole voting power over 4,983,346 shares and sole dispositive power over 5,118,428 shares.  It has shared voting power and shared dispositive power over no shares.

(17)
Includes: (a) 2,808,341 shares beneficially owned by Randy Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; (b) 1,569,623 shares held by a limited liability company for which Mr. Knight acts as manager and whose members include Mr. Knight and trusts for the benefit of his four children; and (c) 2,500 shares covered by stock options granted to Randy Knight that are currently exercisable or that will become exercisable within 60 days.

(18)
As reported on Schedule 13G/A filed with the SEC on February 17, 2015, which indicates that Wasatch has sole voting power over 7,039,594 shares and sole dispositive power over 7,039,594 shares.  It has shared voting power and shared dispositive power over no shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee has established policies and procedures relating to the review and approval or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any “related person” (as that term is defined in Instruction 1 to Item 404(a) of Regulation S-K of the SEC) had or will have a direct or indirect material interest, referred to as an “interested transaction.” Upon review of the material facts of all interested transactions, the Audit Committee will either approve, ratify, or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the terms are arm’s length and the extent of the related person’s interest in the transaction.  No director may participate in any discussion or approval of an interested transaction for which he or she, or his or her relative, is a related party.  If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.  During 2014, the following interested transactions were subject to such review and approval or ratification.

We provided general business loans to US West Agriculture Exporters, LLC (“USWAE”), a transportation company that transacts business with our drayage operations, and in which Larry Knight is a 33% owner.  Larry Knight is an employee of the Company and the brother of Kevin Knight, our former CEO, and Keith Knight, our former COO. We received full payment for the remaining balance of the loan to USWAE during the first quarter of 2014.  The loan balance, including interest, due at December 31, 2013, was approximately $748,000.

The Knight family has been involved in the transportation business for a number of years, and family members of Kevin Knight, Gary Knight, Keith Knight, and Randy Knight have been employed by us since our inception.  The Knight family members are employed on the same terms and conditions as non-related employees.  During 2014, we employed four individuals who were compensated in excess of $120,000 and are considered related persons under Item 404(a) of Regulation S-K of the SEC.  The four individuals were Larry Knight (brother of Kevin Knight and Keith Knight), Cory Webster (brother-in-law of Gary and Randy Knight), Brett Suma (son-in-law of Randy Knight), and Ren Knight (son of Keith Knight), and the aggregate total compensation paid to these individuals in 2014 was $806,582.  Based on the fact that these individuals are employed on the same terms and conditions as non-related employees, the Audit Committee ratified these transactions.

See Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Compensation Committee – Compensation Committee Interlocks and Insider Participation for a description of transactions between us and members of our Compensation Committee or their affiliates.

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this Proxy Statement a separate resolution, subject to shareholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective

Attract and retain talented executives and motivate those executives to achieve superior results.
• We link compensation to achievement of specified performance goals and continued employment with the Company.  We frequently utilize multi-year vesting requirements for equity-based compensation to promote long-term ownership.

Align executives’ interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders.	• Annual cash bonuses for each of our Named Executive Officers are based on objective performance measurements that are important to our success (such as net income and return on net assets).

Enhance executives’ incentives to increase our stock price and maximize shareholder value.	• Annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results. Caps on cash awards are built into our plan design.

• The equity compensation component, which includes awards such as stock options and RSU grants, provides balance to our other elements of our compensation program and creates incentive for executives to increase shareholder value over an extended period of time.

• We attempt to keep base salaries and total compensation relatively low.

Promote our culture of controlling costs.	• We provide reasonable perquisites to our Named Executive Officers and believe that such perquisites allow our Named Executive Officers to work more efficiently.

• We consider the tax consequences associated with each element of compensation, including whether the incentive compensation paid by us is deductible for tax purposes.

• Some of our Named Executive Officers have voluntarily reduced their salaries during periods of challenging economic and operating environments.

We urge shareholders to read the Compensation Discussion and Analysis of this Proxy Statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

The Board’s current policy is to provide for an annual “say-on-pay” advisory vote.  Accordingly, we are asking our shareholders to approve, in a non-binding vote, the following resolution in respect of this Proposal No. 3:

“RESOLVED, that the shareholders approve, in an advisory, non-binding vote, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.  Unless the Board modifies its policy on the frequency of future “say-on-pay” votes, the next “say-on-pay” vote will be held at the 2016 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL NO. 4 – APPROVAL OF THE
KNIGHT TRANSPORTATION, INC. 2015 OMNIBUS INCENTIVE PLAN

Introduction

Following recommendation by our Compensation Committee, our Board in 2015, adopted the Knight Transportation, Inc. 2015 Omnibus Incentive Plan and recommended that it be submitted to our shareholders for their approval at the Annual Meeting.  If approved by our shareholders, the Omnibus Incentive Plan will be effective as of the date of the Annual Meeting.  The Omnibus Incentive Plan is intended to replace (i) the Performance Cash Bonus Plan and (ii) the Equity Compensation Plan (together with the Performance Cash Bonus Plan, the “Predecessor Plans”).  If the Omnibus Incentive Plan is approved by our shareholders, no further awards would be made after such date under the Predecessor Plans.

The following table provides important information concerning our existing equity compensation plans as of December 31, 2014:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options warrants and rights	Number of securities remaining eligible for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,142,971	$17.80	2,751,468
Equity compensation plans not approved by security holders	-	-	-
Total	2,142,971	$17.80	2,751,468

We have also issued restricted stock units to our employees, which are not included in the number of securities to be issued upon exercise of outstanding options, warrants, and rights, as listed in Column (a) above.  Our restricted stock units and performance restricted stock units vest gradually over periods ranging from five to 13 years.

A summary of the Omnibus Incentive Plan appears below.  This summary is qualified in its entirety by reference to the text of the Omnibus Incentive Plan, a copy of which is included as Appendix A to this Proxy Statement.  You are urged to read the actual text of the Omnibus Incentive Plan in its entirety.  Unless otherwise defined in this summary, capitalized terms used in this summary have the meanings given to such terms in the Omnibus Incentive Plan.

Purposes

The purposes of the Omnibus Incentive Plan are to: (i) provide our employees with an opportunity to purchase Common Stock in a manner that reinforces our performance goals and provides an incentive to continue employment with us and work toward our long-term growth, development, and financial success; (ii) attract, motivate, and retain qualified executive officers and other key personnel by providing them with long-term incentives and reward such employees by the issuance of cash and equity grants so that these directors and employees will contribute to and participate in our long-term performance; and (iii) align our executives’ and shareholders’ short- and long-term interests by creating a strong and direct link between executive pay and shareholder return.  In furtherance of these purposes, the Omnibus Incentive Plan authorizes the grant of Stock Options, restricted stock, and cash, subject to applicable law, to our employees, directors, and consultants.

Reasons for Seeking Shareholder Approval of the Omnibus Incentive Plan

The Board of Directors believes that our success in executing our strategy is largely due to the efforts of our hard-working employees and that our future success will depend on our ability to continue to attract and retain high caliber employees.  The Board of Directors believes that cash- and equity-based grants to employees are a highly effective recruiting and retention tool that allows our employees to share in the ownership of our Company and contribute to our revenue and earnings growth by aligning the long-term interests of our management and employees with those of our shareholders.

Accordingly, we are asking our shareholders to approve the following resolution in respect of this Proposal No. 4:

“RESOLVED, that the shareholders approve the adoption of the Company’s 2015 Omnibus Incentive Plan as disclosed in this Proxy Statement.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

Description of the Omnibus Incentive Plan

The Omnibus Incentive Plan will authorize the grant of Performance Awards, Stock Options, stock appreciation rights, Stock Awards, Restricted Stock Unit Awards, Performance Units and/or Cash Awards, any other form established by the Compensation Committee pursuant to Section 4.2(a)(x) of the Omnibus Incentive Plan, or a combination thereof.  Each Award will be subject to the terms, conditions, restrictions, and limitations of the Omnibus Incentive Plan and the Award Grant for such Award.  Under the Omnibus Incentive Plan, Awards made under a particular Article of the Omnibus Incentive Plan need not be uniform and Awards under two or more Articles of the Omnibus Incentive Plan may be combined into a single Award Grant.  Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.

Each of our Named Executive Officers will be eligible to participate in our Omnibus Incentive Plan.  We will use the Omnibus Incentive Plan to, among other things, (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate, and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executives’ and shareholders’ short- and long-term interests by creating a strong and direct link between executive pay and shareholder return.

The Omnibus Incentive Plan will allow the Compensation Committee to link compensation to performance over a period of time by granting Awards that have multiple-year vesting schedules.  Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to our short-term performance.  Awards with multiple-year vesting schedules create an incentive for executive officers to increase shareholder value over an extended period of time because the value received from such Awards is based upon the growth of the stock price.  Such Awards also incentivize executives to remain with us over an extended period of time.  Thus, we believe the Omnibus Incentive Plan will be an effective way of aligning the interests of our executive officers with those of our shareholders.  A description of the Awards that may be made pursuant to the Omnibus Incentive Plan follows.  Such descriptions are qualified in their entirety by reference to the text of the Omnibus Incentive Plan, attached as Appendix A to this Proxy Statement.

Stock Options.  Pursuant to the Omnibus Incentive Plan, the Compensation Committee may grant Awards in the form of Stock Options to purchase shares of Common Stock, which Stock Options may be non-qualified or incentive Stock Options for federal income tax purposes. Stock Options granted under the Omnibus Incentive Plan will vest and become exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee.  Any Stock Option granted in the form of an incentive Stock Option must satisfy the requirements of Section 422 of the Code.  The exercise price per share of Common Stock for any Stock Option cannot be less than 100% of the fair market value of a share of Common Stock on the day that the Stock Option is granted.  In addition, the term of the Stock Option may not exceed ten years.  In case of an incentive Stock Option granted to an employee Participant who owns, directly or indirectly (as determined by reference to Section 424(d) of the Code), at the time the option is granted, stock possessing more than 10 percent of the total combined voting power of our stock, the exercise price per share of Common Stock for any Stock Option will not be less than 110% of the fair market value of a share of Common Stock on the day that the Stock Option is granted, and the term of the Stock Option may not exceed five years. The exercise price of any Stock Option granted pursuant to the Omnibus Incentive Plan may not be subsequently reduced by amendment or cancellation and substitution of such Stock Option or any other action of the Compensation Committee without shareholder approval, subject to the Compensation Committee’s authority to adjust Awards upon certain events as set forth in the Omnibus Incentive Plan and as described below under “Adjustments Upon Certain Events.”  The type (incentive or non-qualified), vesting, exercise price, and other terms of each Stock Option will be set forth in the Award Grant for such Stock Option.

A Stock Option may be exercised by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee and applicable law, shares of Common Stock, a combination of cash and shares of Common Stock, or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the Stock Option and to deliver to us an amount equal to the exercise price.

Stock Appreciation Rights.  The Compensation Committee may grant Awards in the form of stock appreciation rights, either in tandem with a Stock Option (“Tandem SARs”) or independent of a Stock Option (“Freestanding SARs”).  The exercise price of a stock appreciation right is an amount determined by the Compensation Committee, but in no event is such amount less than 100% of the fair market value of a share of Common Stock on the date that the stock appreciation right was granted or, in the case of a Tandem SAR, the exercise price of the related Stock Option.

A Tandem SAR may be granted either at the time of grant of the related Stock Option or at any time thereafter during the term of the related Stock Option.  A Tandem SAR will be exercisable to the extent its related Stock Option is exercisable.  Each Tandem SAR will entitle the holder of such stock appreciation right to surrender the related Stock Option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the Stock Option exercise price per share of Common Stock, times (ii) the number of shares of Common Stock covered by the Stock Option that is surrendered.  Upon the exercise of a Stock Option as to some or all of the shares of Common Stock covered by such Stock Option, the related Tandem SAR is automatically canceled to the extent of the number of shares of Common Stock covered by the exercise of the Stock Option.

Each Freestanding SAR will entitle the holder of such stock appreciation right upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price, times (ii) the number of shares of Common Stock covered by the Freestanding SAR and as to which the stock appreciation right is exercised.

The type (Tandem SAR or Freestanding SAR), exercise price, vesting, and other terms of each stock appreciation right will be set forth in the Award Grant for such stock appreciation rights.  Payment of stock appreciation rights may be made in shares of Common Stock or in cash, or partly in shares of Common Stock and partly in cash, as determined by the Compensation Committee.

Other Stock-Based Awards.  The Compensation Committee may grant Awards in the form of Stock Awards (for either unrestricted or restricted shares of Common Stock), Restricted Stock Unit Awards, and other Awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Common Stock.  Such other stock-based Awards are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Common Stock (or the equivalent cash value of such shares of Common Stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives.  In addition, the Compensation Committee may choose, at the time of grant of a stock-based Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents on the shares of Common Stock underlying such Award, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee may establish.  The restrictions, conditions, and other terms of each stock-based Award will be set forth in the Award Grant for such Award.

Performance Units.  The Compensation Committee may grant Awards in the form of Performance Units, which are units valued or determined by reference to designated criteria established by the Compensation Committee other than Common Stock.  Performance Units will be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive a designated payment upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives.  The form, applicable conditions, and other terms of each performance unit are set forth in the Award Grant for such performance unit.

Performance Awards.  Performance Awards are designed to reward executive officers for their contributions to our financial and operating performance and will be based primarily upon our financial results and certain operating statistics that the Compensation Committee identifies each year as being important to our success.  Performance Awards are Awards structured to qualify as deductible “performance-based” compensation for purposes of Section 162(m) of the Code.  Performance Awards may take the form of Cash Awards, Stock Awards, Restricted Stock Unit Awards, or Performance Units that are conditioned upon the satisfaction of enumerated performance criteria during a stated performance period, which Awards, in addition to satisfying the requirements otherwise applicable to that type of Award generally, also satisfy the requirements of Performance Awards under the Omnibus Incentive Plan.

Performance Awards must be based upon one or more of the following performance criteria: (i) revenues (including, without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), (ii) net revenues, (iii) fuel surcharges, (iv) accounts receivable collection or days sales outstanding, (v) cost reductions and savings (or limits on cost increases), (vi) safety and claims (including, without limitation, measures such as accidents per million miles, number of significant accidents, number of worker’s compensation claims, changes in safety scores and ratings), (vii) operating income, (viii) operating ratio, (ix) operating margin, (x) income before taxes, (xi) net income, (xii) earnings before interest and taxes (EBIT), (xiii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (xiv) adjusted net income, (xv) diluted earnings per share, (xvi) adjusted diluted earnings per share, (xvii) stock price, (xviii) working capital measures, (xix) assets, (xx) return on assets, (xxi) return on revenues, (xxii) debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), (xxiii) leverage measures, (xxiv) productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer-to-tractor ratio, tractor-to-non-driver ratio, average revenue per tractor, average percentages of loaded and empty miles, average fuel savings, and fuel surcharge revenues), (xxv) cash position, (xxvi) return on shareholders’ equity, (xxvii) return on invested capital, (xxviii) cash flow measures (including, without limitation, free cash flow), (xxix) net margin, (xxx) gross margin, (xxxi) market share, (xxxii) shareholder return, (xxxiii) economic value added, or (xxxiv) completion of acquisitions (either with or without specified size).  In connection with determining Performance Criteria, the Committee may consider the effect of changes in accounting methods, tax laws, tax rates, exchange rates, the effect of used or non-recurring items, and the effect of mergers, acquisitions, and investitures. In addition, the Compensation Committee may establish, as Performance Criteria, the attainment by a Participant of one or more specific objectives and/or goals that the Compensation Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, the exercise of specific areas of managerial responsibility, or the performance of one or more divisions or business units.  The performance goals set by the Compensation Committee may be expressed on an absolute and/or relative basis, and may include comparisons with our past performance (including the performance of one or more of our divisions) and/or the current or past performance of other peer group companies or indices.

For each performance period, the Compensation Committee will designate, in its sole discretion, within the initial period allowed under Section 162(m) of the Code, which persons are eligible for Performance Awards for such period, the length of the performance period, the types of Performance Awards to be issued, the performance criteria to be used to establish performance goals, the kind or level of performance goals, and other relevant matters.

After the close of each performance period, the Compensation Committee will determine whether the performance goals for the period have been achieved.  In determining the actual award to be paid to a Participant, the Compensation Committee will have the authority to reduce or eliminate, but not increase, any Performance Award earned by the Participant, based upon any objective or subjective criteria it deems appropriate.  The Award Grant for each Performance Award will set forth or make reference to the performance period, performance criteria, performance goals, performance formula, performance pool, and other terms applicable to such Performance Award.

Administration

The Omnibus Incentive Plan will be administered by the Compensation Committee, or such other committee as may be designated by the Board of Directors, which consists of at least two individuals who are intended to qualify both as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and as “outside directors” within the meaning of the definition of such term as contained in Section 1.162-27(e)(3) of the Treasury Regulations, or any successor definition adopted under Section 162(m) of the Code.

The Compensation Committee may allocate or delegate all or any portion of its responsibilities and powers under the Omnibus Incentive Plan to any one or more of its members, the Company’s CEO, or other senior members of management as the Compensation Committee deems appropriate; however, only the Compensation Committee, or another committee consisting of two or more individuals who qualify both as “non-employee directors” and as “outside directors,” may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act or are “covered employees” pursuant to Section 1.162-27(c)(2) of the Treasury Regulations, or any successor definition adopted under Section 162(m) of the Code.  The Compensation Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

The Compensation Committee will have broad authority in its administration of the Omnibus Incentive Plan, including, but not limited to, the authority to interpret the Omnibus Incentive Plan; to establish rules and regulations for the operation and administration of the Omnibus Incentive Plan; to determine eligibility for participation in the Omnibus Incentive Plan; to select the persons to receive Awards; to determine the type, size, terms, conditions, limitations, and restrictions of Awards, including, without limitation, terms regarding vesting, exercisability, assignability, expiration and the effect of certain events, such as a change of control in the Company or the Participant’s death, disability, retirement, or termination as a result of breach of agreement; to create additional forms of Awards consistent with the terms of the Omnibus Incentive Plan; to allow for the deferral of Awards; and to take all other action it deems necessary or advisable to administer the Omnibus Incentive Plan.

To facilitate the granting of Awards to Participants who are employed or retained outside of the United States, the Compensation Committee will be authorized to modify and amend the terms and conditions of an Award to accommodate differences in local law, policy, or custom.

Shares Available and Maximum Awards

A total of 5,000,000 shares of Common Stock will be available for grant of Awards under the Omnibus Incentive Plan (the “Share Reserve”). The shares of Common Stock available for issuance under the Omnibus Incentive Plan may be authorized and unissued shares purchased in open market or private transactions. In addition, any shares of Common Stock related to Awards under the Omnibus Incentive Plan that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares of Common Stock, or are exchanged for Awards not involving shares of Common Stock will become available again under the Omnibus Incentive Plan.  Notwithstanding anything contained in the Omnibus Incentive Plan to the contrary, the following shares shall not become available for issuance under the Omnibus Incentive Plan: (a) shares tendered by Participants as full or partial payment to the Company upon exercise of Stock Options granted under the Omnibus Incentive Plan; (b) shares reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; (c) shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Stock Options or SARs granted under the Omnibus Incentive Plan or upon any other payment or issuance of shares under the Omnibus Incentive Plan; (d) shares that were reserved for issuance under the Equity Compensation Plan; and (e) shares that are related to Awards granted under the Equity Compensation Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock.  The number of shares of Common Stock available under the Omnibus Incentive Plan may be adjusted to reflect the occurrence of certain events (described under “Adjustments Upon Certain Events”).  The shares of Common Stock available for issuance under the Omnibus Incentive Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions.

The maximum Award granted or payable to any one Participant under the Omnibus Incentive Plan for a calendar year will be 650,000 shares of Common Stock, subject to the Compensation Committee’s authority to adjust Awards upon certain events (described under “Adjustments Upon Certain Events”), or, in the event the Award is paid in cash, $4.0 million for any Performance Period.

Awards made to Directors are made from the Share Reserve and may include automatic Awards to Directors as part of the Directors’ compensation.

The Compensation Committee will have the exclusive power and authority, consistent with the provisions of the Omnibus Incentive Plan, to establish the terms and conditions of any Award and to waive any such terms or conditions (described under “Administration”).  Because the benefits conveyed under the Omnibus Incentive Plan will be at the discretion of the Compensation Committee, it is not possible to determine what benefits Participants will receive under the Omnibus Incentive Plan.

Payment Terms

Awards may be paid in cash, shares of Common Stock, a combination of cash and shares of Common Stock, or in any other permissible form, as the Compensation Committee determines.  Payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Compensation Committee deems appropriate, including, in the case of Awards paid in shares of Common Stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances.

At the discretion of the Compensation Committee, a Participant may defer payment of any Award, salary, bonus compensation, Company Board of Directors compensation, dividend or dividend equivalent, or any portion thereof.  If permitted by the Compensation Committee, any such deferral shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Compensation Committee for such purpose, on a form provided by the Company.  Further, any deferral must be made in accordance with administrative guidelines established by the Compensation Committee to ensure that such deferrals comply with all applicable requirements of the Code, including, without limitation, Section 409A of the Code.  Such deferred items may be paid in a lump sum or installments, or credited with interest (at a rate determined by the Compensation Committee) or deemed invested by the Company, as determined by the Compensation Committee, and, with respect to those deferred Awards denominated in the form of Common Stock, credited with dividends or dividend equivalents.

The Company will be entitled to deduct from any payment to a Participant under the Omnibus Incentive Plan the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to the Company such tax prior to and as a condition of the making of such payment.  Subject to certain limitations, the Compensation Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding any shares of Common Stock to be paid under such Award or by permitting the Participant to deliver to the Company shares of Common Stock having a fair market value equal to the amount of such taxes.

Adjustments Upon Certain Events

In the event that there is, with respect to the Company, a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Common Stock or other corporate exchange, or any distribution to shareholders of Common Stock or other property or securities (other than regular cash dividends), or any transaction similar to the foregoing or other transaction that results in a change to the Company’s capital structure, then the Compensation Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Omnibus Incentive Plan, the maximum Award payable, the number of shares to be issued pursuant outstanding Awards, the option prices, exercise prices or purchase prices of outstanding Awards and/or any other affected terms of an Award or the Omnibus Incentive Plan as the Compensation Committee, in its sole discretion, deems equitable or appropriate. The Compensation Committee, in its sole discretion and without liability to any person, may adjust Performance Goals and Performance Periods for Performance Awards to the extent permitted by Section 162(m) of the Code to prevent the dilution or enlargement of a Participant’s rights with respect to a Performance Award.  For Stock Awards conditioned, restricted, and/or limited based on Performance Goal(s), the length of the Performance Period, the Performance Goal(s) to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goal(s) has (have) been attained shall be conclusively determined by the Compensation Committee, but the Compensation Committee may only adjust downward, not upward, any amount determined to be otherwise payable in connection with such an Award.  With the exception of the foregoing, the Compensation Committee shall not reprice any Stock Options and/or stock appreciation rights unless such action is approved by the Company’s shareholders.  “Reprice,” as used in the Omnibus Incentive Plan, means (i) the reduction, directly or indirectly, in the per-share exercise price of an outstanding Stock Option(s) or other stock appreciation right(s) issued under the Omnibus Incentive Plan by amendment, cancellation, or substitution, (ii) the replacement of an outstanding Stock Option(s) and/or stock appreciation right(s) issued under the Omnibus Incentive Plan in exchange for cash or other consideration, or (iii) any other action that would be treated as a “repricing” under the rules and interpretations of the principal national securities exchange on which the Common Stock is then listed or admitted to trading.

Termination and Amendment of the Omnibus Incentive Plan

The Compensation Committee may suspend or terminate the Omnibus Incentive Plan at any time for any reason with or without prior notice.  In addition, the Compensation Committee may, from time to time for any reason and with or without prior notice, amend the Omnibus Incentive Plan in any manner, but may not, without shareholder approval, adopt any amendment that would require the vote of the shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities, or other applicable laws or regulations, including, but not limited to, the listing requirements of the stock exchanges or quotation systems on which the securities of the

Company are listed.  No Awards may be made pursuant to the Omnibus Incentive Plan after May 13, 2025. No amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Omnibus Incentive Plan.

Tax Status of Omnibus Incentive Plan Awards

No person connected with the Omnibus Incentive Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents, and employees, makes any representation, commitment, or guaranty that any tax treatment, including, but not limited to, federal, state, and local income, estate, and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Omnibus Incentive Plan, or paid to or for the benefit of a Participant under the Omnibus Incentive Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Omnibus Incentive Plan.

Securities Act Registration

If the Omnibus Incentive Plan is approved by the shareholders at the Annual Meeting, we intend to register the shares of Common Stock issuable under the Omnibus Incentive Plan pursuant to a Registration Statement on Form S-8 as soon as practicable thereafter. No Common Stock may be issued unless a registration statement has been filed with the SEC that is effective pursuant to the Securities Act, or an exemption from registration is available.

Eligible Participants

Participants in the Omnibus Incentive Plan will be selected by the Compensation Committee from our executive officers, directors, employees, and consultants.  Participants may be selected and awards may be made at any time during the ten-year period following the effective date of the Omnibus Incentive Plan, had the Omnibus Incentive Plan been adopted on such date.  As of March 24, 2015, approximately 1,227 employees (consisting of six executive officers and approximately 1,221 other officers and other employees), six non-employee directors, and one consultant would be eligible to participate in the Omnibus Incentive Plan if the Omnibus Incentive Plan were effective on such date.

The selection of those persons within a particular class who will receive Awards is entirely within the discretion of the Compensation Committee.  Only employees, however, are eligible to receive “incentive stock options” within the meaning of Section 422 of the Code.  The Compensation Committee has not yet determined how many persons are likely to participate in the Omnibus Incentive Plan over time.  The Compensation Committee intends, however, to grant most of the Omnibus Incentive Plan’s Awards to those persons who are in a position to have a significant direct impact on our growth, profitability, and success, which would include a portion of the participants in our 2012 Plan.

Omnibus Incentive Plan Benefits

No benefits or amounts have been granted, awarded, or received under the Omnibus Incentive Plan.  Further, future awards, if any, made to eligible participants under the Omnibus Incentive Plan are subject to the discretion of the Compensation Committee.  Accordingly, future grants and benefits under the Omnibus Incentive Plan are not determinable.  Reference is made to the “Executive Compensation” information in this Proxy Statement for information concerning awards made under the Predecessor Plans during the year ended December 31, 2014.

Additional Information Regarding Stock Options, Warrants, and Rights

Common Stock underlies any grant made by the Compensation Committee of Awards in the form of Stock Options, warrants, or rights.  The last reported sale price of our Common Stock as reported by the NYSE Stock Market on March 24, 2015, was $33.41 per share.  The Compensation Committee, in its discretion, selects the persons to whom options or restricted stock will be granted, the time or times at which such options or restricted stock will be granted, and the number of shares subject to each such grant.  For this reason, it is not possible to determine the benefits or amounts that will be received by any particular officer or employee, or group of officers or employees, in the future.  The Omnibus Incentive Plan provides, however, that the aggregate fair market value (determined at the time the option was granted) of the Common Stock with respect to which incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 (or such other limit as may be required by Section 422 of the Code).

Federal Income Tax Status of Omnibus Incentive Plan Awards

The following is only a summary of the effect of federal income taxation upon us and the Participants under the Omnibus Incentive Plan. It does not purport to be complete and does not discuss all of the tax consequences of a Participant’s death or the provisions of the income tax laws of any state, municipality, or foreign country in which the Participants may reside.

Incentive Stock Options.  A Participant is not treated as receiving taxable income upon either the grant of an incentive stock option (an “ISO”) or upon the exercise of an ISO.  However, the difference between the exercise price and the fair market value on the date of exercise is an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the Common Stock is either transferable or is not subject to a substantial risk of forfeiture under Section 83 of the Code.  If at the time of exercise, the Common Stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the Common Stock (determined at the time the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture.

If Common Stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Common Stock is transferred to the Participant upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss.  If such Common Stock is disposed of before the expiration of the above-mentioned holding periods, a “disqualifying disposition” occurs.  If a disqualifying disposition occurs, the Participant realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, or the selling price of the Common Stock and the exercise price, whichever is less.  The balance of the Participant’s gain on a disqualifying disposition, if any, is taxed as capital gain.

We are not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the Common Stock received, except that in the event of a disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income realized by the Participant.

Non-Qualified Stock Options.  A Participant does not recognize any taxable income upon the grant of a non-qualified stock option (a “NSO”), and we are not entitled to a tax deduction by reason of such grant.  Upon exercise of a NSO, the Participant recognizes ordinary income generally measured by the excess of the then fair market value of the shares over the exercise price, and we are entitled to a corresponding tax deduction.  Upon a disposition of shares acquired upon exercise of a NSO by the Participant, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.  Such subsequent disposition by the Participant has no tax consequence to us.

Stock Appreciation Rights.  No income will be realized by a Participant at the time a stock appreciation right is awarded, and no deduction will be available to us at such time.  A Participant will realize ordinary income upon the exercise of the stock appreciation right in an amount equal to the fair market value of the shares of Common Stock received by the Participant from such exercise, and we will be entitled to a corresponding deduction at such time, subject to the limitations of Section 162(m) of the Code, if applicable (see “Limitation on Income Tax Deduction”).

Unrestricted Stock-Based Award.  Upon the grant of an unrestricted stock-based Award, a Participant will realize taxable income equal to the fair market value at such time of the shares of Common Stock received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at that time, subject to the limitations of Section 162(m) of the Code, if applicable (see “Limitation on Income Tax Deduction”).

Restricted Stock-Based Award.  Upon the grant of a restricted stock-based Award, no income will be realized by a Participant (unless a Participant timely makes an election to accelerate the recognition of the income to the date of the grant), and we will not be allowed a deduction at that time.  When the Award vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the Participant will realize taxable ordinary income in an amount equal to the fair market value at such time of the shares of Common Stock received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time.  If a Participant does make a timely election to accelerate the recognition of income, then the Participant will recognize taxable ordinary income in an amount equal to the cash and the fair market value at the time of grant of the shares of Common Stock to be received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time.  Participants will only be eligible to make such an election on restricted stock-based Awards that constitute an Award of “property” within the meaning of Section 83 of the Code (e.g., shares of restricted stock) as of the grant date.  In each case, our deduction will be subject to the limitations of Section 162(m) of the Code, if applicable (see “Limitation on Income Tax Deduction”).

Performance Units and Performance Awards.  A Participant receiving a performance unit or a Performance Award will not recognize income, and we will not be allowed a deduction, at the time such Award is granted.  When a Participant receives payment of a performance unit or Performance Award, the amount of the fair market value of any shares of Common Stock received will be ordinary income to the Participant, and we will be entitled to a corresponding deduction at that time, subject to the limitations of Section 162(m) of the Code, if applicable (see “Limitation on Income Tax Deduction”).

Effect of Deferral on Taxation of Awards.  If the Compensation Committee permits a Participant to defer the receipt of payment of an Award and such Participant makes an effective election to defer the payment of the Award in accordance with the administrative guidelines established by the Compensation Committee, the Participant will not realize taxable income until the date the Participant becomes entitled to receive such payment pursuant to the terms of the deferral election, and we will not be entitled to a deduction until such time, assuming the deferral arrangement complies with Section 409A of the Code.  Any interest or dividends paid on, or capital gains resulting from, the investment by us of the amount deferred during the deferral period will be taxable to us in the year recognized.  At the time the Participant becomes entitled to receive the deferred payment, the Participant will recognize taxable income in an amount equal to the actual payment to be received, including any interest or earnings credited on the amount deferred during the deferral period, and we will be entitled to a corresponding deduction for such amount at that time, subject to the limitations of Section 162(m) of the Code, if applicable (see “Limitation on Income Tax Deduction”).  Section 409A of the Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% penalty tax (plus interest) on the employee or other service provider who is entitled to receive the deferred compensation.

Limitation on Income Tax Deduction

Pursuant to Section 162(m) of the Code, we may not deduct compensation paid to a “covered employee” (as defined in Section 162(m) of the Code) in any year in excess of $1 million.  However, qualifying performance-based compensation is not subject to such limitation if certain requirements are met.  One requirement is shareholder approval of (i) the Performance Criteria upon which performance-based Awards may be based, (ii) the annual per-Participant limits on grants of performance-based Awards and Stock Options and stock appreciation rights, and (iii) the class of employees eligible to receive Awards.  The Board of Directors has submitted the Omnibus Incentive Plan for approval by the shareholders in order to permit the grant of certain Awards thereunder, such as Stock Options, stock appreciation rights, Stock Awards, and certain Performance Units, that will constitute “performance-based” compensation, which will be excluded from the calculation of annual compensation of “covered employees” for purposes of Section 162(m) of the Code and will be fully deductible by us, assuming all other requirements are met to permit deductibility.  The Compensation Committee may grant Awards under the Omnibus Incentive Plan that do not qualify as performance-based compensation under Section 162(m) of the Code.  The payment of any such non-qualifying Awards to a “covered employee” could be non-deductible by us, in whole or in part, under

Section 162(m) of the Code, depending on such “covered employee’s” total compensation in the applicable year or other considerations.

PROPOSAL NO. 5 – RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Grant Thornton to serve as our principal independent registered public accounting firm for the fiscal year ending December 31, 2015.  At the Annual Meeting, our shareholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2015. A representative of Grant Thornton is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and such representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Approval by our shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable NYSE rule, or by our organizational documents, but the Board of Directors is submitting this matter to our shareholders for ratification as a corporate governance practice.  Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of the appointment of Grant Thornton.  Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment and retention of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table summarizes the fees paid to Grant Thornton for services rendered relating to fiscal year 2014 and 2013.

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees(1)	$522,726	$432,400
Audit-Related Fees(2)	-	-
Tax Fees(3)	244,218	-
All Other Fees(4)	-	-
Total	$766,944	$432,400

(1)
“Audit Fees” represents the aggregate fees billed for professional services rendered by the independent registered public accounting firm for the audit of our annual financial statements and the review of financial statements included in our quarterly reports on Form 10-Q, or services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those fiscal years.

(2)
“Audit-Related Fees” represents the aggregate fees billed, other than Audit Fees, for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting.  We were not billed for any Audit-Related Fees in 2014 or 2013.

(3)	“Tax Fees” represents the aggregate fees billed for professional services rendered by the independent registered public accounting firm for tax compliance, tax advice, and tax planning.
(4)	“All Other Fees” represents the aggregate fees billed for products and services provided by the independent registered public accounting firm, other than Audit Fees, Audit-Related Fees, and Tax Fees.

Our Audit Committee maintains a policy pursuant to which it pre-approves all audit, audit-related, tax, and other permissible non-audit services provided by our principal independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the accounting firm’s independence.  Under this policy, the Audit Committee pre-approves, on an annual basis, specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by the principal independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the accounting firm in accordance with the annual pre-approval and the fees for the services performed to date.  If management believes that a new service, or the expansion of a current service, provided by the principal independent registered public accounting firm is necessary or desirable then such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X during the fiscal year ended December 31, 2014.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to the 2016 Annual Meeting of Shareholders, shareholder proposals intended to be presented at that meeting must be received in writing by us on or before December 4, 2015.  However, if the date of the 2016 Annual Meeting of Shareholders is more than thirty days before or after May 14, 2016, then the deadline for submitting any such shareholder proposal for inclusion in the proxy materials relating to the 2016 Annual Meeting of Shareholders shall be a reasonable time before we begin to print or mail such proxy materials.

We must receive written notice of any shareholder proposals intended to be considered at our 2016 Annual Meeting of Shareholders, but not included in our proxy materials relating to that meeting, by February 17, 2016.  Any such proposal received after February 17, 2016 is untimely.  Pursuant to Rule 14(a)-4(c)(1) under the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our Proxy Statement for our next annual meeting will have discretionary authority to vote on any such untimely shareholder proposal that is considered at the Annual Meeting.

Proposals must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and our bylaws, committee charters and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.  All shareholder proposals should be sent via certified mail, return receipt requested, addressed to the attention of Adam Miller, Secretary, and mailed to Knight Transportation, Inc.; c/o Adam Miller, Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027.

See Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Nominating and Corporate Governance Committee for information regarding how shareholders can recommend director candidates for consideration by the Governance Committee.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying form of proxy will have discretionary authority to vote proxies on such matters in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with their judgment, unless the person executing any such proxy indicates that such authority is withheld.

Knight Transportation, Inc.

/s/David A. Jackson
David A. Jackson
President and Chief Executive Officer

April 2, 2015

APPENDIX A

KNIGHT TRANSPORTATION, INC.

2015 OMNIBUS INCENTIVE PLAN

Effective May 14, 2015

ARTICLE 1
PURPOSE AND EFFECTIVE DATE

Section 1.1.                      Purpose.  The purpose of the Knight Transportation, Inc. 2015 Omnibus Incentive Plan (the “Plan”) is to provide incentives to certain Employees, Directors, and Consultants of the Company in a manner designed to reinforce the Company’s performance goals; to link a significant portion of Participants’ compensation to the achievement of such goals; and to continue to attract, motivate, and retain key personnel on a competitive basis.

Section 1.2.                      Approval of Plan.  The Plan was approved by the Compensation Committee of the Board of Directors on March 12, 2015, approved by the Board of Directors on March 26, 2015, and became effective on May 14, 2015, subject to the approval by the Company’s shareholders.

Section 1.3.                      History.  In 2010, the Company’s shareholders reapproved the Company’s 2005 Executive Cash Bonus Plan, which provided for the payment of short-term cash bonus awards to members of the Company’s senior management upon the attainment of certain objective performance goals.  In 2012, the shareholders of the Company approved the Company’s 2012 Equity Compensation Plan (the “2012 Plan”).  The 2012 Plan has a term of ten years.  The Board has determined that it is beneficial to combine cash and equity compensation programs into a single unified plan in order to ensure consistency of administration and implementation of compensation policy and the consistent development and administration of performance goals that align the interest of Participants in the Plan with the interest of the Company’s shareholders.

Section 1.4.                      Successor Plan.  This Plan shall supersede and is successor to the 2005 Executive Cash Bonus Plan and the 2012 Plan (the “Predecessor Plans”), no further grants shall be made under the Predecessor Plans from and after the effective date of this Plan, and shares of Common Stock reserved to make new grants under the Predecessor Plans shall be released; provided that shares of Common Stock reserved to fund issued and outstanding grants under the Predecessor Plans shall continue to be reserved to provide for those grants.  All outstanding grants under any Predecessor Plan shall continue to be governed solely by the terms and conditions of the instrument evidencing such grant and interpreted under the terms of the applicable Predecessor Plan, and, except as otherwise expressly provided herein, no provision of this Plan shall affect or otherwise modify the rights or obligations of holders of such incorporated Awards with respect to their acquisition of shares of Common Stock, or otherwise modify the rights or the obligations of the holders of such Awards.

ARTICLE 2
DEFINITIONS AND CONSTRUCTION

Section 2.1.                      Certain Defined Terms.  As used in this Plan, unless the context otherwise requires, the following terms shall have the following meanings:

“Adoption Date” means the date this Plan was approved by the Company’s shareholders.

“Approved Retirement Date” means the earlier of: (i) the date the Company approves a Participant’s retirement; or (ii) the date the Participant attains the age at which the Participant is entitled to receive a full, unreduced Social Security benefit, based on the date of the Participant’s birth.

“Award” means any cash bonus, Stock Option, SAR, Stock Award, Restricted Stock Unit Award, Performance Award, Performance Units or other incentive Award, regardless of form, granted under the Plan,

 whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Grant or otherwise.

“Award Grant” means the document establishing the terms, conditions, restrictions, and/or limitations of an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.  The Committee will establish the form of the document in the exercise of its sole and absolute discretion.

“Board” means the Board of Directors of the Company.

“Cash Award” means a Performance Award granted under Article 12 and paid in cash, subject to the attainment of the specified Performance Goals in accordance with the Performance Formula.

“CEO” means the Chief Executive Officer of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including the regulations thereunder.

“Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, that the Committee shall consist of two or more Directors, all of whom are both a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of the definition of such term as contained in Treasury Regulation Section 1.162-27(e)(3).

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company” means Knight Transportation, Inc., an Arizona corporation, and its Subsidiaries from time to time; provided, however, that when the defined term “Company” is used in the Plan in Sections 1.2, 4.2(a)(viii) (second usage), 4.3, 6.1, 6.2, 11.3, 16.2, 16.4, and where context otherwise requires the term “Company” shall be interpreted to mean only Knight Transportation, Inc., an Arizona corporation (and not also its Subsidiaries).

“Consultants” means the consultants, advisors and independent contractors retained by the Company.

“Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

“Disability” has the meaning stated in Section 16.15.

“Director” means a non-Employee member of the Board, who is not a ten percent (10%) or more shareholder of the Company.

“Effective Date” means the date an Award is determined to be effective by the Committee upon its grant of such Award, which date shall be set forth in the applicable Award Grant.

“Employee” means any person employed by the Company on a full- or part-time basis.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the rules thereunder.

“Fair Market Value” means the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, and the closing price shall be the last reported sale price, regular way, on such date (or, if no sale takes place on such date, the last reported sale price, regular way, on the previous date on which such sale took place), as reported by such exchange.  If the Common Stock is not then so listed or admitted to trading on a national securities exchange, then Fair Market Value shall be the value determined by the Committee in good faith.

“Grant Date” means the first date on which all necessary Committee action has been taken to approve the grant of the Award as provided in the Plan, or if later, the Effective Date of the Award, as specified by the Award Grant.

“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee in determining the size of a Performance Award for a Performance Period if, in the Committee’s sole and absolute discretion, such application is appropriate.  Negative Discretion may only be used by the Committee to eliminate or reduce the size of a Performance Award.  In no event shall any discretionary authority granted to the Committee by the Plan, including, without limitation, Negative Discretion, be used to: (i) grant Performance Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained under the applicable Performance Formula; or (ii) increase a Performance Award above the maximum amount payable under Section 6.3 of the Plan.

“Participant” means any Employee, Director, or Consultant to whom an Award has been granted under the Plan.

“Performance Awards” means the Awards granted pursuant to Article 7.  Performance Awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and may include Awards granted under Article 7 in combination with any other Article.

“Performance Criteria” means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period.  The Performance Criteria that will be used to establish such Performance Goal(s) shall be expressed in terms of the attainment of specified levels of one or any variation or combination of the following:  revenues (including, without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), net revenues, fuel surcharges, accounts receivable collection or days sales outstanding, cost reductions and savings (or limits on cost increases), safety and claims (including, without limitation, measures such as accidents per million miles, number of significant accidents, number of worker’s compensation claims, changes in safety scores and ratings), operating income, operating ratio, operating margin, income before taxes, net income, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation, and amortization (EBITDA), adjusted net income, diluted earnings per share, adjusted diluted earnings per share, stock price, working capital measures, assets, return on assets, return on revenues, debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), leverage measures, productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer-to-tractor ratio, tractor-to-non-driver ratio, average revenue per tractor, average percentages of loaded and empty miles, average fuel savings, and fuel surcharge revenues), cash position, return on shareholders’ equity, return on invested capital, cash flow measures (including, without limitation, free cash flow), net margin, gross margin, market share, shareholder return, economic value added, or completion of acquisitions (either with or without specified size).  In connection with determining Performance Criteria, the Committee may also consider the effect of changes in accounting methods, changes in tax law or in tax rates, the effect of exchange rates, the effect of unusual or non-recurring items, and the effect of mergers, acquisitions or divestitures. In addition to the Performance Criteria described above, the Committee may establish, as a Performance Criteria, the attainment by a Participant of one or more specific objectives and/or goals that the Committee deems appropriate and consistent with this Plan, including, without limitation, implementation of Company policies, objectives, or goals; the negotiation of significant corporate transactions; development of long-term business goals or strategic plans for the Company; the exercise of specific areas of managerial responsibility; or the performance of one or more divisions or other business units.  Each of the Performance Criteria may be expressed on an absolute and/or relative basis with respect to one or more peer group companies or indices, and may include comparisons with past performance of the Company (including one or more divisions thereof, if any) and/or the current or past performance of other companies.

“Performance Formula” means, for a Performance Period, the one or more objective formulas or measurement tools (expressed as a percentage or otherwise) applied against the relevant Performance Goal(s) to determine, with regard to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Period.  Any Performance Formula shall be established in such a manner that a third party having knowledge of the relevant performance results could calculate the amount to be paid, prior to the Committee’s exercise of Negative Discretion.

“Performance Goals” means, for a Performance Period, the one or more preestablished objective goals determined by the Committee for the Performance Period based upon the Performance Criteria.  Unless the Committee otherwise directs, any Performance Goal shall be established in a manner such that a third party having knowledge of the relevant facts could determine whether the applicable Performance Goal is met.  Performance Goals shall be preestablished by the Committee within the meaning of Treasury Regulation Section 1.162-27(e)(2) for Awards issued to Covered Employees that are intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Code.

“Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

“Performance Unit” has the meaning stated in Section 12.1.

“Plan” means this 2015 Omnibus Incentive Plan, as amended from time to time.

“Predecessor Plans” has the meaning stated in Section 1.4.

“Predecessor Equity Plan” means the Company’s 2012 Equity Compensation Plan and any predecessor plan providing for grants of Common Stock.

“Restricted Stock Unit Award” means an Award granted pursuant to Article 11 in the form of a right to receive shares of Common Stock on a future date.

“SAR” has the meaning stated in Section 9.1 of this Plan.

“Stock Award” means an Award granted pursuant to Article 10 in the form of shares of Common Stock, restricted shares of Common Stock, and/or units of Common Stock.

“Stock Option” means either an incentive stock option described in Article 8 or a non-qualified stock option described in Article 8.

“Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of twenty percent (20%) or more, except that with respect to incentive stock options, “Subsidiary” shall mean “subsidiary corporation” as defined in Section 424(f) of the Code.

“Term” has the meaning stated in Section 16.14.

Section 2.2.                      Other Defined Terms.  Unless the context otherwise requires, all other capitalized terms shall have the meanings set forth in the other Articles and Sections of this Plan.

Section 2.3.                      Construction.  In any necessary construction of a provision of this Plan, the masculine gender may include the feminine, and the singular may include the plural, and vice versa.  Any reference in this Plan to a provision of a statute, rule, or regulation refers to such provision as amended from time to time and will also include any applicable successor provision thereto.

ARTICLE 3
ELIGIBILITY

Section 3.1.                      In General.  Subject to Section 3.2 and Article 4, all Employees, Directors, and Consultants are eligible to participate in the Plan.  The Committee may select, from time to time, Participants from those Employees, Directors, and Consultants.

Section 3.2.                      Incentive Stock Options.  Only Employees shall be eligible to receive “incentive stock options” (within the meaning of Section 422 of the Code).

ARTICLE 4
PLAN ADMINISTRATION

Section 4.1.                      Responsibility.  The Committee shall have total and exclusive responsibility to control, operate, manage, and administer the Plan in accordance with its terms.

Section 4.2.                      Authority of the Committee.

(a)           General.  The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan.  Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to:

(i)           determine eligibility for participation in the Plan;

(ii)          select the Participants and determine the type of Awards to be made to Participants, the amount of cash or the number of shares of Common Stock subject to Awards, and the terms, conditions, restrictions, and limitations of the Awards, including, without limitation, restrictions on the transferability of Awards and conditions with respect to Performance Criteria, continued employment, confidentiality, and non-competition;

(iii)         interpret the Plan and to adopt policies pursuant to which Awards are granted under the Plan;

(iv)         construe any ambiguous provision, correct any default, supply any omission, and reconcile any inconsistency of the Plan;

(v)          issue administrative guidelines or policies as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(vi)         make regulations for carrying out the Plan and make changes in such regulations as it from time to time deems proper;

(vii)        to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(viii)       promulgate rules and regulations regarding treatment of Awards of a Participant under the Plan in the event of such Participant’s death, disability, retirement, termination from the Company, or breach of agreement by the Participant, or in the event of a change of control of the Company;

(ix)          accelerate the vesting, exercise, or payment of an Award or the Performance Period of an Award when such action or actions would be in the best interest of the Company;

(x)           establish such other Awards, which the Committee determines are consistent with the purpose of this Plan;

(xi)          subject to Section 4.3, grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company;

(xii)         establish and administer the Performance Goals and certify whether, and to what extent, they have been attained;

(xiii)        determine the terms and provisions of any agreements entered into hereunder;

(xiv)        take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; and

(xv)         make all other determinations it deems necessary or advisable for the administration of the Plan, including factual determinations.

(b)           Effect of Committee’s Decisions.  The decisions of the Committee and its actions with respect to the Plan shall be final, binding, and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

Section 4.3.                      Restriction on Option Repricing.  Except for adjustments pursuant to Section 6.2, the Committee shall not reprice any Award of Stock Options and/or SARs unless such action is approved by the Company’s shareholders.  For purposes of the Plan, the term “reprice” shall mean (i) the reduction, directly or indirectly, in the per-share exercise price of an outstanding Stock Option(s) and/or SARs issued under the Plan by amendment, cancellation, or substitution, (ii) the replacement of an outstanding stock option(s) and/or SARs issued under the Plan in exchange for cash or other consideration, or (iii) any other action that would be treated as a “repricing” under the rules and interpretations of the principal national securities exchange on which the Common Stock is then listed or admitted to trading.

Section 4.4.                      Section 162(m) of the Code.  With regard to Awards issued to Covered Employees that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the Plan shall, for all purposes, be interpreted and construed with respect to such Awards in the manner that would result in such interpretation or construction satisfying the exemptions available under Section 162(m) of the Code.

Section 4.5.                      Action by the Committee.  Except as otherwise provided by Section 4.6, the Committee may act only by a majority of its members.  Any determination of the Committee may be made, without a meeting, by unanimous written consent when deemed necessary or desirable.

Section 4.6.                      Allocation and Delegation of Authority.  The Committee may allocate or delegate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the CEO, or other senior members of management as the Committee deems appropriate; provided, that any such allocation or delegation be in writing; provided, further, that only the Committee, or other committee consisting of two or more Directors, all of whom are both “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of such term as set forth in Treasury Regulation Section 1.162-27(e)(3) may select and make Awards to Participants who are subject to Section 16 of the Exchange Act or are Covered Employees. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

ARTICLE 5
FORM OF AWARDS

Section 5.1.                      In General.  Awards may, at the Committee’s sole discretion, be paid in the form of Performance Awards pursuant to Article 7, Stock Options pursuant to Article 8, SARs pursuant to Article 9, Stock Awards pursuant to Article 10, Restricted Stock Unit Awards pursuant to Article 11, Performance Units and/or Cash Awards pursuant to Article 12, any form of Award established by the Committee pursuant to Section 4.2(x), or a combination thereof.  Each Award shall be subject to the terms, conditions, restrictions, and limitations of the Plan and the Award Grant for such Award.  Awards under a particular Article of the Plan need not be uniform and Awards under two or more Articles may be combined into a single Award Grant.  Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.

Section 5.2.                      Foreign Jurisdictions.

(a)           Special Terms.  In order to facilitate the making of any Award to Participants who are employed or retained by the Company outside the United States as Employees, Directors, or Consultants (or who are foreign nationals temporarily within the United States) and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may provide for such modifications and additional terms and conditions (“Special Terms”) in Awards as the Committee may consider necessary or appropriate to accommodate differences in local law, policy, or custom or to facilitate administration of the Plan. The Special Terms may provide that the grant of an Award is subject to (i) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (ii) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void.  The Special Terms may also provide that an Award shall become exercisable or redeemable, as the case may be, if an Employee’s employment or Director’s or Consultant’s relationship with the Company ends as a result of workforce reduction, realignment, or similar measure, and the Committee may designate a person or persons to make such determination for a location.  The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for purposes of implementing any Special Terms, without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan shall: (x) increase the limitations contained in Section 6.3; (y) increase the number of available shares under Section 6.1; or (z) cause the Plan to cease to satisfy any conditions of Rule 16b-3 under the Exchange Act.

(b)           Currency Effects.  Unless otherwise specifically determined by the Committee, all Awards and payments pursuant to such Awards shall be determined in United States currency.  The Committee shall determine, in its discretion, whether and to the extent any payments made pursuant to an Award shall be made in local currency, as opposed to United States dollars.  In the event payments are made in local currency, the Committee may determine, in its discretion and without liability to any Participant, the method and rate of converting the payment into local currency.

ARTICLE 6
SHARES SUBJECT TO PLAN

Section 6.1.                      Available Shares.

(a)           Share Reserve.  The maximum aggregate number of shares of Common Stock that shall be available for the grant of Awards under the Plan from and after the Adoption Date (including incentive stock options) until the end of the Plan’s Term shall not exceed 5,000,000 shares (the “Share Reserve”).  The Share Reserve shall be reduced by the total amount of Awards of Common Stock made (i) under this Plan after the Adoption Date, and (ii) any reductions required by Section 6.1(c).  The Share Reserve shall be subject to adjustment as provided in Section 6.2.

(b)           Source of Shares.  The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or shares purchased in open market or private transactions.  For the purpose of computing the total number of shares of Common Stock granted under the Plan, where one or more types of Awards, both of which are payable in shares of Common Stock, are granted in tandem with each other such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other, the number of shares granted under both Awards shall be deemed to be equivalent to the number of shares under one of the Awards.

(c)           Effect of Expirations; Cancellations, etc.  Any shares of Common Stock related to Awards made under the Plan that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock (collectively, “Terminated Shares”) shall be available again for grant under the Plan to the extent such Terminated Shares relate to Awards granted on or after the Adoption Date.  Notwithstanding anything contained in this Plan to the contrary, the following shares of Common Stock shall not become available for issuance under the Plan: (i) shares tendered by Participants as full or partial payment to the Company upon exercise of Stock Options granted under this Plan; (ii) shares reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; (iii) shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on restricted stock or the exercise of stock options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan; (iv) shares that were reserved for issuance under the Predecessor Plans; and (v) shares that are related to Awards granted under the Predecessor Equity Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock.

(d)           Directors’ Awards.  If Awards of Common Stock are made to Directors, the Share Reserve shall be used for such Awards.  Awards made to Directors may include automatic Awards to Directors as part of the Directors’ compensation.

Section 6.2.                      Adjustment Upon Certain Events.  If a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Common Stock or other corporate exchange occurs, or any distribution to shareholders of Common Stock or other property or securities or any extraordinary cash dividend (other than regular cash dividends), or any transaction occurs similar to the foregoing or other transaction that results in a change to the Company’s capital structure, then the Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Plan, the maximum Award payable under Section 6.3, the number of shares to be issued pursuant to outstanding Awards, the option prices, exercise prices or purchase prices of outstanding Awards, and/or any other affected terms of an Award or the Plan as the Committee, in its sole discretion and without liability to any person, deems equitable or appropriate. The Committee, in its sole discretion and without liability to any person, may adjust Performance Goals and Performance Periods for Performance Awards to the extent permitted by Code Section 162(m) to prevent the dilution or enlargement of a Participant’s rights with respect to a Performance Award.

Section 6.3.                      Maximum Award Payable.  Subject to Section 6.2, and notwithstanding any provision contained in the Plan to the contrary, the maximum Award payable (or granted, if applicable) to any one Participant under the Plan for any Performance Period is 650,000 shares of Common Stock or, if the Award is paid in cash, $4,000,000, for any Performance Period.

ARTICLE 7
PERFORMANCE AWARDS

Section 7.1.                      Purpose.  The purpose of this Article is to provide the Committee the ability to qualify the Stock Awards made under Article 10, Restricted Stock Unit Awards made under Article 11, Performance Unit Awards and/or Cash Awards made under Article 12, and Dividend Equivalents made under Article 14 as “performance-based compensation” under Section 162(m) of the Code.  For purposes of Performance Awards issued to Covered Employees that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the provisions of this Article 7 shall apply in addition to and, where necessary, in lieu of the provisions of Article 10, Article 11, Article 12, and Article 14.  The provisions of this Article 7 shall control over any contrary provision contained in Article 10, Article 11, Article 12, or Article 14.  Nothing in this Plan shall prevent the Committee from making an award that is tied to performance, but that does not satisfy the definition of “performance-based compensation” under Section 162(m) of the Code.

Section 7.2.                      Eligibility.  For each Performance Period, the Committee will, in its sole discretion, designate within the initial period allowed under Section 162(m) of the Code which Covered Employees will be Participants for such period.  However, designation of an Employee, Director, or Consultant as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period.  The determination as to whether or not such Participant becomes entitled to an Award for such Performance Period shall be decided solely in accordance with the provisions of this Article 7.  Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period, and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employee as a Participant in such period or in any other period.

Section 7.3.                      Discretion of Committee with Respect to Performance Awards.  The Committee shall have the authority to determine which Covered Employees shall be Participants with respect to any Performance Award.  With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s), whether the Performance Goal(s) is (are) to apply to the Company or any one or more subunits thereof, and the Performance Formula.  For each Performance Period, with regard to the Performance Awards to be issued for such period, the Committee will, within the initial period allowed under Section 162(m) of the Code, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 7.3 and record the same in writing.

Section 7.4.                      Payment of Performance Awards.

(a)           Condition to Receipt of Performance Award.  Unless otherwise provided in the relevant Award Grant, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for a payment or settlement under a Performance Award for such Performance Period.

(b)           Limitation.  A Participant shall be eligible to receive a payment under a Performance Award for a Performance Period only to the extent that: (i) the Performance Goals for such period are achieved; and (ii) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period.

(c)           Certification.  Following the completion of a Performance Period, and prior to the payment or settlement under a Performance Award, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to also calculate and certify in writing the amount of the Performance Awards earned for the period based upon the Performance Formula.  The Committee shall then determine the actual size of each Participant’s Performance Award for the Performance Period and, in so doing, shall apply Negative Discretion, if and when it deems appropriate.

(d)           Negative Discretion.  In determining the actual size of an individual Performance Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Award earned under the Performance Formula for the Performance Period through the use of Negative Discretion, if in its sole judgment, such reduction or elimination is appropriate.

(e)           Timing of Award Payments.  The Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by Section 7.4(c), and in accordance with any payment timing requirement under the Performance Award.

ARTICLE 8
STOCK OPTIONS

Section 8.1.                      In General.  Awards may be granted in the form of Stock Options to purchase the Common Stock in such numbers and at such times during the Term of the Plan as the Committee shall determine.  These Stock Options may be “incentive stock options” within the meaning of Section 422 of the Code, non-qualified Stock Options (i.e., Stock Options that are not incentive Stock Options), or a combination of both.  All Awards under the Plan issued to Covered Employees in the form of non-qualified Stock Options shall qualify as “performance-based compensation” under Section 162(m) of the Code.

Section 8.2.                      Terms and Conditions of Stock Options.  A Stock Option shall be exercisable in accordance with such terms and conditions of the Award Grant and at such times and during such periods as may be determined by the Committee.  The price at which Common Stock may be purchased upon exercise of a Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock, as of the Grant Date.  In addition, the term of a Stock Option may not exceed ten (10) years from the Grant Date.

Section 8.3.                      Restrictions Relating to Incentive Stock Options.  Stock Options issued in the form of incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 8.2, comply with Section 422 of the Code.  Accordingly, the aggregate Fair Market Value (determined at the time the option was granted) of the Common Stock with respect to which incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000 (or such other limit as may be required by Section 422 of the Code).

Section 8.4.                      Other Incentive Stock Option Requirements.  No Common Stock issued in connection with a Participant’s exercise of an incentive Stock Option that is disposed of by the Participant in violation of any laws, regulations, or rules then in effect relating to any Award granted as an incentive Stock Option, will remain eligible for tax treatment as an “incentive stock option,” unless otherwise provided by law.  A disposition of Common Stock by a Participant described in Section 422(c)(3) of the Code, which was acquired through the exercise of an incentive Stock Option, shall not constitute a disposition in violation of this provision.

Section 8.5.                      Exercise.  Upon exercise, the option price of a Stock Option may be paid in cash, or, to the extent permitted by applicable law, through net settlement in shares or through tendering, by either actual delivery of shares or by attestation, shares of Common Stock, a combination of the foregoing, or such other consideration as the Committee may deem appropriate.  The Committee shall establish appropriate methods for accepting Common Stock, whether restricted or unrestricted, and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a Stock Option.  Stock Options awarded under the Plan may also be exercised by way of a broker-assisted stock option exercise program, if any, provided such program is available at the time of the Stock Option’s exercise.

Section 8.6.                      Options Granted to Ten Percent Shareholders.  No incentive Stock Option shall be granted to a Participant who owns, directly or indirectly within the meaning of Section 424(d) of the Code, stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or one of its parent or subsidiary corporations (as such terms are defined for purposes of Section 422 of the Code), unless at the time the option is granted, the exercise price of the option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to such option and such option, by its terms, is not exercisable after the expiration of five (5) years from the Grant Date of the option.  The provisions of this Section 8.6 shall not apply to the grant of non-qualified stock options.

ARTICLE 9
STOCK APPRECIATION RIGHTS

Section 9.1.                      In General.  Awards may be granted in the form of stock appreciation rights (“SARs”) in such numbers and at such times during the Term of the Plan as the Committee shall determine.  SARs entitle the Participant to receive a payment equal to the appreciation in a stated number of shares of Common Stock from the exercise price to the Fair Market Value of the Common Stock on the date of exercise.  The “exercise price” for a particular SAR shall be defined in the Award Grant for that SAR.  A SAR may be granted in tandem with all or a portion of a related Stock Option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”).  A Tandem SAR may be granted either at the time of the grant of the related Stock Option or at any time thereafter during the term of the Stock Option.  All Awards under the Plan issued to Covered Employees in the form of a SAR shall qualify as “performance-based compensation” under Section 162(m) of the Code.

Section 9.2.                      Terms and Conditions of Tandem SARs.  A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related Stock Option is exercisable, and the “exercise price” of such a SAR (the base from which the value of the SAR is measured at its exercise) shall be the option price under the related Stock Option.  However, at no time shall a Tandem SAR be issued if the option price of its related stock option is less than the Fair Market Value of the Common Stock, as determined by the Committee, on the Grant Date of the Tandem SAR.  If a related Stock Option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Stock Option exercise.  Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related Stock Option shall be canceled automatically to the extent of the number of shares covered by such exercise.  Moreover, all Tandem SARs shall expire not later than ten (10) years from the Grant Date.

Section 9.3.                      Terms and Conditions of Freestanding SARs.  Freestanding SARs shall be exercisable or automatically mature in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee.  The exercise price of a Freestanding SAR shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Grant Date of the Freestanding SAR.  Moreover, all Freestanding SARs shall expire not later than ten (10) years from the Grant Date of the Freestanding SAR.

Section 9.4.                      Deemed Exercise.  The Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR.

Section 9.5.                      Payment.  Unless otherwise provided in an Award Grant, a SAR may be paid in cash, Common Stock or any combination thereof, as determined by the Committee, in its sole and absolute discretion, at the time that the SAR is exercised.

ARTICLE 10
STOCK AWARDS

Section 10.1.                      Grants.  Awards may be granted in the form of Stock Awards in such numbers and at such times during the Term of the Plan as the Committee shall determine.

Section 10.2.                      Performance Criteria.  For Stock Awards conditioned, restricted, and/or limited based on Performance Goal(s), the length of the Performance Period, the Performance Goal(s) to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goal(s) has (have) been attained shall be conclusively determined by the Committee in the exercise of its sole and absolute discretion.  The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award.

Section 10.3.                      Rights as Shareholders.  During the period in which any shares of Common Stock are subject to any restrictions set forth in this Plan or a Stock Award, the Committee may, in its sole discretion, deny a Participant to whom such restricted shares have been awarded all or any of the rights of a shareholder with respect to such shares, including, without limitation, limiting the right to vote such shares or the right to receive dividends on such shares.  Dividends or dividend equivalents payable with respect to any Stock Award shall be governed by Article 14.

Section 10.4.                      Evidence of Award.  Any Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates, with such restrictive legends and/or stop transfer instructions as the Committee deems appropriate.

ARTICLE 11
RESTRICTED STOCK UNIT AWARDS

Section 11.1.                      Grants.  Awards may be made in the form of Restricted Stock Unit Awards in such numbers and at such times during the Term of the Plan as the Committee shall determine.  Restricted Stock Unit Awards may be made subject to the attainment of Performance Goals during a Performance Period.

Section 11.2.                      Rights as Shareholders.  Unless otherwise provided in the applicable Award Grant, until the shares of Common Stock to be received upon the vesting and settlement of a Restricted Stock Unit Award are actually received by a Participant, the Participant shall have no rights as a shareholder with respect to such shares.

Section 11.3.                      Evidence of Award.  A Restricted Stock Unit Award granted under the Plan may be recorded on the books and records of the Company in such manner as the Committee deems appropriate.

ARTICLE 12
PERFORMANCE UNITS AND CASH AWARDS

Section 12.1.                      Grants.  Awards may be granted in the form of Performance Units in such numbers and at such times during the Term of the Plan as the Committee shall determine.  Performance Units, as that term is used in this Plan, shall refer to Awards valued or determined by reference to designated criteria established by the Committee, other than Common Stock.  The Committee may also make Performance Awards in the form of Cash Awards in such amounts as the Committee may in its discretion determine, subject to Section 6.3.

Section 12.2.                      Performance Criteria.  Performance Awards made as either Performance Units or as Cash Awards shall be contingent on the attainment of certain Performance Criteria, Performance Goals, and a Performance Formula as the Committee may designate.  The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the Performance Formula, including the measure of whether and to what degree such Performance Goals have been attained, shall be conclusively determined by the Committee in the exercise of its sole and absolute discretion.  The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award.

Section 12.3                      Other Limitations.  Any Performance Award, whether made as Performance Units or as a Cash Award, shall be subject to Article 7.

ARTICLE 13
PAYMENT OF AWARDS

Section 13.1.                      Payment.  Absent a Plan or Award Grant provision to the contrary, payment of Awards may, at the discretion of the Committee, be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property as the Committee shall determine; provided that a Cash Award shall be paid only in cash.  In addition, payment of Awards may include such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions; provided, however, such terms, conditions, restrictions, and/or limitations are not inconsistent with the Plan.

Section 13.2.                      Withholding Taxes.  The Company shall be entitled to deduct from the payment of any Award under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.  In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to the Company, shares of Common Stock having a Fair Market Value equal to the minimum amount of such required withholding taxes.  Notwithstanding the foregoing or the provision of any Award Grant, a Participant may not pay the amount of taxes required by law to be withheld using shares of Common Stock if, in the opinion of counsel to the Company, there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Company under generally accepted accounting principles.

ARTICLE 14
DIVIDEND AND DIVIDEND EQUIVALENTS

If an Award is granted in the form of a Stock Award or Stock Option, or in the form of any other stock-based grant, the Committee may choose, at the time of the Award Grant, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to Article 7 and such other terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish.  Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such time(s) as the Committee shall determine.  All dividends or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional shares of Common Stock or, in the case of dividends or dividend equivalents credited in connection with Stock Awards, be credited as additional Stock Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award.

ARTICLE 15
DEFERRAL OF AWARDS

Subject to Section 16.8, at the discretion of the Committee, payment of any Award, Board compensation, dividend, dividend equivalent, or any portion thereof, may be deferred by a Participant until such time as the Committee may establish.  All such deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Committee for such purpose, on a form provided by the Company.  Further, all deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of the Code including, without limitation, Section 409A of the Code.  Deferred payments shall be paid in a lump sum or installments, as determined by the Committee.  Deferred Awards may also be credited with interest, at such rates to be determined by the Committee, or invested by the Company, and, with respect to those deferred Awards denominated in the form of Common Stock, credited with dividends or dividend equivalents.

ARTICLE 16
MISCELLANEOUS

Section 16.1.                      Nonassignability.  Except as otherwise provided in an Award Grant, no Awards or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, or pledge, nor shall any Award be payable to or exercisable by anyone other than the Participant to whom it was granted.

Section 16.2.                      Regulatory Approvals and Listings.  Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Stock Awards or any other Award resulting in the payment of Common Stock prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, and (iii) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

Section 16.3.                      No Right to Continued Employment or Grants.  Participation in the Plan shall not give any Participant the right to remain in the employ or other service of the Company.  The Company reserves the right to terminate the employment or other service of a Participant at any time.  Further, the adoption of this Plan shall not be deemed to give any Employee, Director, Consultant, or any other individual any right to be selected as a Participant or to be granted an Award.  In addition, no Employee, Director, Consultant, or any other individual having been selected for an Award, shall have at any time the right to receive any additional Awards.

Section 16.4.                      Amendment/Termination.

(a)           General.  The Committee may suspend or terminate the Plan at any time for any reason with or without prior notice.  In addition, the Committee may, from time to time for any reason and with or without prior notice, amend the Plan in any manner, but may not, without shareholder approval, adopt any amendment that would require the vote of the shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities, or other applicable laws or regulations, including, without limitation, the listing requirements of the principal national securities exchange on which the Common Stock is then listed or admitted to trading. Notwithstanding the foregoing, without the consent of a Participant (except as otherwise provided in Section 6.2), no amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan.  No Awards shall be granted under the Plan after May 13, 2025, but Awards theretofore granted may extend beyond that date.

(b)           Section 409A Amendments.  This Plan and Awards issued hereunder shall be interpreted to avoid the assessment of any additional tax under Section 409A of the Code and Department of Treasury regulations and other interpretive guidance thereunder.  Notwithstanding any provisions of the Plan to the contrary, if the Committee determines that any amounts payable hereunder will result in additional tax to a Participant under Section 409A of the Code and related Department of Treasury regulations or guidance prior to payment to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee deems necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Committee deems necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

Section 16.5.                      Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Arizona, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

Section 16.6.                      No Right, Title, or Interest in Company Assets.  Unless otherwise provided in the applicable Award Grant, no Participant shall have any rights as a shareholder as a result of participation in the Plan until the date of issuance of Common Stock in his or her name, and, in the case of restricted shares of Common Stock, such rights are granted to the Participant under the Plan.  To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the Participant shall not have any rights in or against any specific assets of the Company.  All of the Awards granted under the Plan shall be unfunded.

Section 16.7.                      No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, without limitation, the Company and its directors, officers, agents, and employees, makes any representation, commitment, or guaranty that any tax treatment, including, without limitation, federal, state, and local income, estate, and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

Section 16.8.                      Section 409A.  Notwithstanding other provisions of the Plan or any Award Grant thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant.  In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Grant, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.  The Company shall use commercially reasonably efforts to implement the provisions of this Section 16.8 in good faith; provided, that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to any Participant with respect to this Section 16.8.

Section 16.9.                      Clawback.  Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation clawback policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law or by the principal national securities exchange on which the Common Stock is then listed or admitted to trading.  Any Award Grant may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Section 16.10.                     Successors and Assigns.  The Plan shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

Section 16.11.                     Investment Letter.  The Compensation Committee may require that any Participant exercising a Stock Grant, as a condition to such exercise, execute and deliver to the Company an investment letter in such form as the Committee may from time to time require.

Section 16.12.                     Application of Funds.  The proceeds received by the Company from the sale of shares of Common Stock pursuant to the exercise of Stock Grants may be used for any corporate purposes.

Section 16.13.                     Obligation to Exercise Award.  An Award made hereunder shall impose no obligation on the Participant to exercise such Award.

Section 16.14.                     Term; Adoption Date; Effect on Predecessor Plan.  The term of this Plan, during which new Awards may be granted, shall be, if shareholder approval of this Plan is obtained at the 2015 Annual Meeting of Shareholders, the date of such approval through the expiration date of the Plan at 11:59 p.m., Phoenix time, May 13, 2025 (the “Term”); provided that the performance criteria set forth herein shall be submitted to shareholders for their approval every five years, or such other period of time as required by Section 162(m) of the Code.  This Plan was approved by the Compensation Committee of the Board of Directors on March 12, 2015, approved by the Board of Directors on March 26, 2015, and became effective, on May 14, 2015, subject to the approval by the Company’s shareholders.  Upon the approval of this Plan by the Company’s shareholders, no further Awards shall be made under any Predecessor Plan.

Section 16.15.                                Vesting of Awards; Termination of Employment or Association.

(a)           Except as otherwise provided in this Plan or any Award Grant, if a Participant has been granted an Award and the Award is subject to a vesting schedule, and the Participant dies, becomes disabled, as defined in Section 22(e) of the Code, and the regulations thereunder, (“Disabled”), or the Participant attains his Approved Retirement Date, the Participant’s Award shall become fully vested and non-forfeitable.

(b)           Except as provided in Article 8 of the Plan and in this Section 16.15(b), or as otherwise provided by this Plan, or any Award Grant, any Award made pursuant to this Plan shall immediately terminate upon a Participant’s termination of employment by, or association with, the Company, unless (i) such termination occurs by reason of the Participant’s death or attainment of the Approved Retirement Date, or (ii) such termination occurs as a result of the Participant’s Disability.  Upon the Approved Retirement Date, a Participant (or the administrator or conservator of the Participant’s estate) may exercise, subject to Article 8 of the Plan, or the provisions of the Award Grant, any Award in full within three (3) months of his Approved Retirement Date or, if the Participant retired or terminated his or her employment by, or association with, the Company on account of Disability, within one (1) year of retirement or termination.  If a Participant dies while employed by, or associated with, the Company, the Participant’s personal representative, or other person who acquires the right to exercise such Award by bequest, inheritance, or by reason of the death of the Participant, may, subject to Article 8 of the Plan or any contrary provision of the Award Grant, exercise the Award in full within one (1) year after the date of the Participant’s death; provided that if such exercise period would disqualify a Stock Option as an incentive Stock Option under Section 422 of the Code, the Stock Option shall be treated as an non-qualified Stock Option.

Section 16.16.                                Arbitration of Disputes.  The Federal Arbitration Act applies and governs the arbitration provisions of the Plan.  Any disputes between or among the Company (including its subsidiaries, affiliates, or successors) and Participants (collectively, the “Parties”) with respect to the terms of the Plan, including, without limitation, the scope of this arbitration provision, shall be subject to arbitration pursuant to the rules of the American Arbitration Association governing commercial disputes.  Arbitration shall occur in Phoenix, Arizona.  Judgment on any arbitration award may be entered in any court having jurisdiction.  If any person asserts a claim in excess of $500,000, any party to the arbitration proceeding may request that the arbitration be heard by a panel of three arbitrators and, if so requested, the arbitration decision shall be made by a majority of the three arbitrators.  The Company shall pay the cost of arbitration, but if the Company is the prevailing party in the arbitration, the Company shall have the right to recover from the Participant all costs of arbitration.  Any arbitrator shall be either (i) a former state or federal court judge with not less than ten (10) years of judicial experience, or (ii) an attorney rated AV by Martindale-Hubbell with at least ten (10) years’ experience in commercial litigation or commercial and business law.  THE PARTIES EXPRESSLY AGREE TO ARBITRATION AND WAIVE ANY RIGHT TO TRIAL BY JURY EITHER PARTY MAY HAVE BY EXECUTING THE AWARD GRANT.  Nothing in the Plan or any Award Grant between the Company and any Participant shall limit or restrict any self-help remedy, including, without limitation, any right of offset a party may have.  The party prevailing in any arbitration shall be entitled to payment of all legal fees and costs (including court costs), and all costs of arbitration, regardless of whether such costs are recoverable under applicable law.

KNIGHT TRANSPORTATION, INC. ATTN: PROXY DEPT. 20002 NORTH 19TH AVENUE PHOENIX, AZ 85027
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				M87321-P64448	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KNIGHT TRANSPORTATION, INC. The Board of Directors recommends a vote FOR each of Proposals 1, 2, 3, 4, and 5.	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual Class II Nominee(s), mark “For All Except” and write the number(s) of the Class II Nominee(s) on the line below.
Proposal No. 1:	Election of Class II Directors. NOMINEES: 01 – Gary J. Knight 02 – G.D. Madden 03 – Kathryn L. Munro
						For		Withhold

CUMULATIVE VOTING - If you wish to allocate your votes among the Class II Nominees using cumulative voting, do not check any of the boxes above, but instead, indicate in the space provided below the number of votes you wish to cast for each Class II Nominee (the maximum number of votes you may allocate is the number of shares owned on the record date multiplied by three, the number of Class II Nominees).
				Proposal No. 2: Election of David A. Jackson, CEO, to serve the remainder of his term as a Class III Director		☐		☐
						For	Against	Abstain
				Proposal No. 3: Advisory vote to approve executive compensation.		☐	☐	☐
						For	Against	Abstain
				Proposal No. 4: Approval of the Knight Transportation, Inc. 2015 Omnibus Incentive Plan.		☐	☐	☐
						For	Against	Abstain
				Proposal No. 5: Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2015.		☐	☐	☐

Nominee	Number of Votes			Other Action: In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

Gary J. Knight

G.D. Madden

Kathryn L. Munro

(If you exercised cumulative voting above, please mark the corresponding box below.)
Check the box to the right if you exercised cumulative voting above. Please do not check the box unless you want to exercise cumulative voting.			☐	For address changes and/or comments, please check this box and write them on the back where indicated.				☐

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Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

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Detach here from proxy voting card	M87322-P64448

KNIGHT TRANSPORTATION, INC.
20002 North 19th Avenue
Phoenix, Arizona 85027

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
Thursday, May 14, 2015, 8:30 A.M., PDT

By executing this Proxy, the shareholder constitutes and appoints the President and Chief Executive Officer, David A. Jackson, and the Chief Financial Officer, Secretary, and Treasurer, Adam Miller, and each of them, as proxies for the shareholder (or if only one proxy is present, that one shall have all power granted herein), with full power of substitution, who may, and by a majority of such proxies, represent the shareholder and vote all shares of Common Stock that the shareholder is entitled to vote at the Annual Meeting of Shareholders of Knight Transportation, Inc. to be held on May 14, 2015, at 8:30 A.M., PDT, at the Company's headquarters at 20002 North 19th Avenue, Phoenix, Arizona 85027, or at any adjournment thereof, on all matters described in the Notice and Proxy Statement for the Annual Meeting as set forth on the reverse side. Cumulative voting will be applied in the election of Class II directors. See the Proxy Statement furnished for an explanation of cumulative voting.

The shareholder acknowledges receipt of the Notice and Proxy Statement for the 2015 Annual Meeting of Shareholders, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the shareholder would possess if personally present at such meeting, and ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the shareholder's name, place, and stead.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNIGHT TRANSPORTATION, INC., AND THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE CLASS II NOMINEES NAMED IN PROPOSAL NO. 1 AND "FOR" PROPOSALS NO. 2, 3, 4, and 5. IF NO CHOICE IS SPECIFIED BY YOU, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE CLASS II NOMINEES NAMED IN PROPOSAL NO. 1, WITHOUT APPLICATION OF CUMULATIVE VOTING, AND "FOR" PROPOSALS NO. 2, 3, 4, and 5. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

ADDRESS CHANGES/COMMENTS

SEE REVERSE SIDE	TO BE SIGNED ON THE REVERSE SIDE	SEE REVERSE SIDE